Exhibit 10.1

SUBLICENSING AND DISTRIBUTION AGREEMENT

Dated as of February 6, 2006

MADE BETWEEN

OSCIENT PHARMACEUTICALS CORPORATION

AND

PFIZER, S.A. DE C.V.

SUBLICENSING AND DISTRIBUTION AGREEMENT

SUBLICENSING AND DISTRIBUTION AGREEMENT (the “Agreement”) entered into by Oscient Pharmaceuticals Corporation (“Oscient”), represented by Steven M. Rauscher, its President and Chief Executive Officer, a corporation constituted and existing under the laws of the Commonwealth of Massachusetts, United States of America, as party of the first part, Pfizer, S.A. de C.V. (“Pfizer Mexico”) (both Oscient and Pfizer Mexico may individually be referred to as a “Party” and collectively as the “Parties”), represented by Jorge Bracero Cotty, its legal representative, a corporation constituted and existing under the laws of Mexico, in accordance with the following recitals and terms:

R E C I T A L S

I. Oscient hereby represents that:

A. It is a corporation incorporated, validly existing and in good standing in accordance with the laws of the Commonwealth of Massachusetts, United States of America (the “United States”), and has all the requisite corporate power to carry on its business as now being conducted.

B. The person signing this Agreement on its behalf has been duly authorized to do so in accordance with all the corporate and legal requirements applicable to it, which authority has not been revoked or limited in any way.

C. It has acquired from LG Life Sciences, LTD the exclusive license (the “Head License”) to Develop and Commercialize in Mexico, among other countries, human pharmaceutical oral formulations of any compound containing the active ingredient gemifloxacin as well as the right to continue developing the same.

D. As of and prior to the date of execution of this Agreement, it has not granted to any third party a sublicense in Mexico under the Head License.

E. Patents and Trademarks for the Product have been granted and properly maintained, and patent applications are pending, in accordance with the Mexican Intellectual Property Law. All renewal fees related to such Patents and Trademarks have been paid in full.

F. It wishes to grant Pfizer Mexico an exclusive sublicense to conduct clinical development and to obtain and maintain regulatory approval in Mexico for the Product and to manufacture, package, label, store, maintain, handle, ship, promote, distribute, sell and otherwise Commercialize the Product in Mexico, in accordance with the terms of this Agreement.

G. The Head License is currently in good standing and in full force. Oscient has the right under the Head License to enter into this Agreement and grant the Sublicense, as later defined, to Pfizer Mexico as provided herein.

H. To Oscient’s knowledge, no litigation exists or is threatened which would, if successful, adversely affect the rights granted to Pfizer Mexico under this Agreement.

I. As of the date of execution of this Agreement, the fill-finish manufacture of the Product is completed pursuant to that certain Manufacturing Services Agreement by and between Patheon Pharmaceuticals, Inc. and Oscient dated as of January 20, 2005.

J. To Oscient’s knowledge, the manufacture, use, import and sale of the Product does not, and will not, infringe any claim of any patent rights or any other intellectual property rights of any third party.

K. There are no, nor have there been any, law suits or legal proceedings with respect to the safety, efficacy and quality of the Product, nor does it have knowledge of any review process (other than with respect to certain sNDAs recently filed by Oscient with the FDA related to CAP and ABS) from any Governmental Authority outside Mexico in connection therewith.

II. Pfizer Mexico hereby represents that:

A. It is a company in good standing and incorporated in accordance with the laws of Mexico as set out in public instrument number 19,021, dated April 12, 1951, certified by Roberto Landa Guth, notary public number 22, for the Federal District, Mexico, and duly registered in what was known as the Public Property and Commercial Registry under number 831, on page 375, volume 271, third book on June 26, 1951.

B. It is represented in this Agreement by Jorge Bracero Cotty whose capacity appears in public instrument number 26,605, dated November 24, 2000, certified by Jose Maria Morrera,

notary public number 102, for the Federal District, Mexico, and duly registered in the Public Commercial Registry under number 11,684, dated November 29, 2000, which authority has not been revoked or limited in any way as of the date hereof.

C. It is engaged, among other things, in conducting the manufacturing of pharmaceutical products, clinical development and activities related to obtaining and/or maintaining regulatory approval in Mexico for pharmaceutical products and in marketing and commercializing such products in Mexico and specifically wishes to enter into this Agreement with Oscient to provide these services with respect to the Product as provided herein.

D. It has the experience, human resources, materials and financial resources required to comply with its obligations under this Agreement and has all the requisite corporate power to carry on its business as now being conducted.

E. It is registered as a taxpayer with the Federal Taxpayers Registry under number PFI 730206-632.

NOW THEREFORE IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS AND AGREEMENTS OF THE PARTIES, THE PARTIES HEREBY AGREE AS FOLLOWS:

T E R M S

SECTION 1. SUBLICENSES AND DISTRIBUTION APPOINTMENT BY OSCIENT

A. Sublicense to Pfizer Mexico

Subject to the terms and conditions of this Agreement, Oscient hereby grants to Pfizer Mexico (and Pfizer Mexico hereby accepts from Oscient) under the Head License an exclusive, royalty-bearing sublicense under the Patents and Know-How solely to Develop the Product in Mexico and Commercialize the Product in Mexico as well as the exclusive right to use the Trademarks in Mexico solely to Commercialize the Product in Mexico (the “Sublicense”); provided that, following the expiration, termination or invalidation of the last to expire of all of the patents listed in Exhibit “5”, Pfizer Mexico shall retain a non-exclusive right to Commercialize the Product in Mexico using the Know-How licensed hereunder.

Subject to the other terms of this Agreement, as between Oscient and Pfizer Mexico, Oscient retains the exclusive right to use the Know-How and practice the Patents for any and all uses outside of Mexico.

B. Use of Trademarks

Except as granted in this Agreement, Pfizer Mexico has no rights in or to the Trademarks, or any other trademarks, trade names or copyrights owned or used by Oscient and Pfizer Mexico agrees that it shall not in any way infringe upon, harm, contest or otherwise impair the rights of Oscient to the Trademarks.

C. Distribution

Subject to the terms herein Oscient hereby grants to Pfizer Mexico (and Pfizer Mexico hereby accepts from Oscient) the exclusive right to Commercialize the Product in Mexico.

D. Modifications to Product

1. Oscient reserves the right to modify, change, develop or improve the Product, including any change in the manufacturing process of the active pharmaceutical ingredient of the Product (the “Alteration”) during the Term of this Agreement and shall give Pfizer Mexico as much prior written notice as is reasonably practicable of any Alteration (for purposes of this Section 1(D)(1), the “Notice Period”); provided that, Oscient shall continue to deliver Product and the active pharmaceutical ingredient of the Product (in terms of Section 4 (c) (3)), during such Notice Period upon receipt of a Purchase Order (as defined in Section 4(A)(5)) from Pfizer Mexico pursuant to the Specifications in place prior to any Alteration.

2. Until termination of the Fill-Finish Supply Period (as defined below), Oscient shall give Pfizer Mexico as much prior written notice as is reasonable practicable of any amendment to the manufacturing process and packaging specification (for purposes of this Section 1(D)(2), the “Notice Period”); provided that, Oscient shall continue to deliver Product during such Notice Period upon receipt of a Purchase Order from Pfizer Mexico pursuant to the Specifications in place prior to any such amendment to the manufacturing process or packaging specifications.

E. Additional Product Sublicense

1. Oscient hereby grants Pfizer Mexico for the Term of the Agreement an exclusive option (the “Option”) to acquire an exclusive, royalty-bearing sublicense for Mexico under the Patents (and any other relevant patents to which Oscient has Control), Know-How and Trademarks to Develop and Commercialize Additional Products. Oscient shall notify Pfizer Mexico in the event that it is planning to Commercialize an Additional Product in Mexico (the “Notice”), and the Notice shall contain all relevant information available in connection therewith. Pfizer Mexico will have ***** days from the date of receipt of such Notice from Oscient to give written notice to Oscient of Pfizer Mexico’s election to exercise the Option, failing which the Option shall expire and be of no further force or effect. In the event that Pfizer Mexico elects to exercise the Option, the Parties shall enter into good faith negotiations regarding the terms and conditions of such sublicense and further agree to negotiate royalty and supply prices that are fair and reasonable to both Parties and consistent with Mexican tax and other laws and regulations.

2. In the event that the Parties fail to reach an agreement regarding the terms and conditions of such sublicense within ***** days after Pfizer Mexico’s exercise of the Option (the “Negotiation Period”), then Oscient may offer any and all rights to such Additional Products to third parties; provided, however, that, prior to consummating a transaction with a third party, Oscient shall offer to Pfizer Mexico a right to acquire the sublicense on the same terms and conditions as agreed upon with the third party, if the terms and pricing in such sublicense are, in the aggregate, more favorable to such third party than the terms and pricing last offered to Pfizer Mexico by Oscient. Pfizer Mexico shall thereupon have ***** days to accept such terms and pricing in which case, Oscient shall grant such sublicense to Pfizer Mexico.

3. Notwithstanding anything to the contrary herein, in the event that the Parties fail to reach an agreement regarding the terms and conditions of such sublicense during the Negotiation Period, Oscient may elect to either (i) continue to consider offering rights to such Additional Products to third parties pursuant to the terms set forth in Section 1(E)(2) above, or (ii) submit the matter of agreement on a sublicense for such Additional Product to arbitration. In such event, the Parties shall jointly appoint one (1) arbitrator and such arbitration shall be conducted in

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

accordance with the rules and procedures of the American Arbitration Association for commercial arbitration and shall take place in New York, New York. Within the number of days agreed upon by the Parties and the single arbitrator, each Party shall submit to the arbitrator a written proposal for the terms of a sublicense from Oscient to Pfizer Mexico for such Additional Product. The arbitrator shall choose one of the proposals as the final and binding terms of the sublicense of such Additional Product. If a Party does not submit a proposal within the time period agreed upon, the proposal of the other Party shall be binding. In the event that the Parties shall fail to agree upon the choice of an arbitrator, then the arbitration shall proceed in accordance with Section 22(A) of this Agreement.

F. Reservation of Rights

All rights not expressly granted under this Agreement to Pfizer Mexico are reserved to Oscient.

SECTION 2. INFORMATIONAL LICENSE

Subject to the provisions of Section 13(F) herein, Pfizer Mexico hereby grants to Oscient a non-exclusive, perpetual, fully paid-up, irrevocable, fully sub-licensable, worldwide (not including Mexico during the Term) license to use the information, materials, data, documents and plans relating to Products, including regulatory applications and Regulatory Approvals and manufacturing documents, data and plans (“Pfizer Information”), which come into the possession or under the Control of Pfizer Mexico in the course of and as a result of Pfizer Mexico’s participation in the Development and Commercialization of the Product and the manufacturing of the Product (as provided in Section 4 below) pursuant to Pfizer Mexico’s rights under this Agreement.

SECTION 3. TERM

The term of this Agreement shall begin on the date of execution set out below and, unless earlier terminated in accordance with this Agreement, shall continue while Patent Royalties (as defined in Section 7(D)) and Trademark and Know-How Royalties (as defined in Section 7(E)) remain payable by Pfizer Mexico to Oscient under this Agreement (the “Term”).

SECTION 4. PRODUCT SUPPLY TERMS; ACCESS TO MANUFACTURE FACILITY OF THE PRODUCT; TECHNOLOGY TRANSFER

A. Product Supply Terms

1. Oscient shall use best efforts to exclusively supply the Product to Pfizer Mexico in Mexico, and Pfizer Mexico shall exclusively purchase from Oscient, all Pfizer Mexico’s requirements of the Product tablets in final form at a cost per tablet equal to the lower of: (i) Oscient’s *****, or (ii) the per tablet cost for the periods set forth below (such costs set forth below, the “Maximum Per Tablet Cost”); provided that, the Parties agree that (A) Pfizer Mexico shall pay, in addition, all *****, (B) Pfizer Mexico will not be under any obligation to purchase from Oscient any inventory that does not meet Mexican regulatory requirements relating to expiration limitations or has less than ***** months of expiration at the moment of transfer of title pursuant to corresponding Purchase Order and (C) Oscient’s obligation to supply the Product hereunder shall terminate on the later to occur of ***** months after the execution of this Agreement or the commencement of commercial manufacture of the Product by Pfizer Mexico unless otherwise mutually agreed to by the Parties (“Fill-Finish Supply Period”):

Purchase Period	Cost Per Tablet (USD)
2006	$	*****
2007-2010	$	*****
2011 and thereafter	$	*****

2. Notwithstanding anything to the contrary in this Agreement or a Purchase Order, Pfizer Mexico shall be responsible for, and the Price does not include, any ocean, air and inland freight charges, insurance, customs broker fees, storage charges, taxes (including use, consumption, sales, excise or value added taxes), tariffs, customs duties and any other charges imposed by any law or shipping practices applicable in Mexico or in the United States, all of which shall be paid by Pfizer Mexico. Notwithstanding the foregoing, the Price does include the cost of *****.

3. Oscient shall submit invoices for all shipments of Product resulting from applicable Purchase Order to Pfizer Mexico. Invoices shall be sent no earlier than the date of Product

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

shipment as set forth in the applicable Purchaser Order. All invoices hereunder shall be payable by Pfizer Mexico in US Dollars within forty (45) days of the date the invoice is received by Pfizer Mexico; provided that such invoices comply with the applicable Mexican tax requirements as stated in the Purchase Order. All payments shall be payable in dollars, legal tender of the United States of America and made into the accounts and currency exchange conditions set out in Section 7(H)(2) herein.

4. Promptly after execution of this Agreement, Pfizer Mexico shall provide Oscient with a written, non-binding ***** month forecast of the volume of each Product that Pfizer Mexico then anticipates will be required to be manufactured, packaged and shipped to Pfizer Mexico during the periods established on the Purchase Order.

5. Pfizer Mexico may only order Products in multiples of the Minimum Run Quantities; provided that, Pfizer Mexico may require packaging of the bulk tablets contained in the Minimum Run Quantity in more than one packaging configuration. In ordering the Product the Parties hereby agree to use the form Purchase Order attached hereto as Exhibit “11”; provided that, (i) the terms and conditions of this Agreement shall prevail over any terms in the Purchase Order to the extent that the same may be inconsistent with the terms and conditions hereof, and (ii) Sections 3 (Warranties), 6 (Inspection), 14 (Indemnification), 15 (Drawing Prints and Specifications) and 16 (Tools Dies and Molds, Etc.) of the Purchase Order shall be null and void and superseded by the terms of this Agreement (the “Purchase Order”).

6. Oscient shall permit an independent certified accounting firm selected by Pfizer Mexico to inspect and audit Oscient’s records that relate to the manufacture to verify accuracy of ***** charged to Pfizer Mexico. Oscient shall permit such accounting firm and its employees access to all documents, whether in paper or electronic form, in its possession and control that relate to the Product, and shall allow the same to be copied. A copy of such auditing firm’s conclusions of its audit shall be furnished to Oscient at least ten (10) days prior to disclosure to Pfizer Mexico to allow Oscient an opportunity to review the accuracy of the auditing firm’s conclusions. If any review reveals a deficiency in the calculation in the ***** charged to Pfizer Mexico, then (a) Oscient shall promptly reimburse Pfizer Mexico the difference charged, and (b) if such overpayment is by *****% or more, Oscient shall pay the reasonable out-of-pocket costs and expenses incurred by Pfizer Mexico in connection with such inspection and audit.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

7. On or before the ***** day preceding the commencement of each calendar month, Pfizer Mexico shall issue a Purchase Order for the Products to be manufactured and shipped to it on a date (the “Required Delivery Date”) not less than ***** days from the first day of the calendar month immediately following the date that the Purchase Order is submitted; provided that, one binding Purchase Order for packaging related materials (including foil for blister packaging) (the “Packaging Purchase Order”) shall be issued by Pfizer Mexico no later than ***** days prior to the initial Purchase Order for finished Product and, provided further that, Pfizer Mexico has delivered all camera ready art for the final packaging of the Product as set forth in Section 4(A)(9) below. The quantities of Products ordered in each such Purchase Order or materials ordered under Packaging Purchase Order shall be firm and binding on Pfizer Mexico and shall not be subject to reduction by Pfizer Mexico. Pfizer Mexico has the right to reject (i) all or any portion of Products that does not comply with the warranties set forth in Section 11 herein without invalidating any remainder of such shipment, or (ii) all or any portion of materials ordered under a Packaging Purchase Order if such materials do not comply with reasonable industry standards. Pfizer Mexico or its designee shall inspect the Products upon receipt thereof and shall give Oscient written notice (a “Deficiency Notice”) of all claims for Products that do not comply with the warranty set forth in Section 11 within 25 days after Pfizer Mexico’s receipt thereof (or, in the case of any non-compliance not reasonably susceptible to discovery upon customary inspection on receipt of the Product (“Latent Defect”), within 25 days after discovery thereof by Pfizer Mexico, but in no event after the expiration date of the Product). Except in the case of a Latent Defect, should Pfizer Mexico fail to provide Oscient with written notice of its acceptance or rejection of the shipment with 25 days of the receipt of a shipment of Products, then the shipment shall be deemed to have been accepted by Pfizer Mexico on the 25th day after shipment.

8. Under no circumstances shall Pfizer Mexico return any damaged, defective, returned or recalled Products to Oscient without Oscient’s prior written consent.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

9. For the period ending upon the termination of the Fill-Finish Supply Period, Pfizer Mexico hereby grants to Oscient a fully-paid, royalty-free, sublicensable, right and license in and to (i) the packaging and labeling (including the package insert, if applicable) that is approved by Governmental Authorities in Mexico for use with Product (other that the Trademarks), and (ii) Pfizer Mexico’s trademark to perform its obligations under this Agreement. As soon as practicable following the execution of this Agreement, Pfizer Mexico shall provide to Oscient camera ready art for the final packaging of the Product, which shall be in compliance with all applicable laws and Regulatory Approvals for the Product in the Mexico and shall otherwise be in compliance with the provisions of this Agreement.

B. Access to Manufacturing Facility of the Product

1. Oscient hereby agrees to cause Patheon Pharmaceuticals Inc. to give reasonable access to Pfizer Mexico and/or its representatives, to Patheon Pharmaceuticals Inc. facilities where the Product is being manufactured, stored, tested or handle (the “Facility Access”) with the purpose of inspecting the manufacture, packaging and testing activities of the Product to be sold by Pfizer Mexico in Mexico to review compliance with Specifications and applicable Mexican laws. The Facility Access shall be provided at mutually agreeable times by the Parties, upon reasonable prior written notice to Oscient from Pfizer Mexico and only if Pfizer Mexico and/or its representatives are accompanied by Oscient personnel unless Pfizer Mexico is informed that Oscient personnel are not available for such inspection, in which case Pfizer Mexico’s inspection may proceed without Oscient’s participation. Such Facility Access shall be limited to the number of individuals which Patheon Pharmaceuticals Inc. determines is appropriate as to not disrupt the manufacturing process. For the avoidance of doubt the right provided herein does not include a right to access or inspect Patheon Pharmaceuticals Inc. financial records. Prior to completion of any inspection set forth in this Section 4(B)(1), Pfizer Mexico and/or its shall report any observations concerning the manufacturing process to Oscient and, promptly upon the completion of such inspection, the Parties agree to discuss and mutually agree to take any actions reasonable necessary to address Pfizer Mexico issues or concerns.

2. Oscient hereby agrees to cause Patheon Pharmaceuticals Inc. to give reasonable Facility Access to Pfizer Mexico and/or its representatives, for the purpose of (i) viewing the manufacture process in order for Pfizer Mexico to transfer the technology as described in Section

4(C) below, and (ii) within ***** days of the execution of this Agreement, inspecting the manufacture, packaging and testing activities, including all applicable documentation related thereto, to verify Good Manufacturing Practices related to the Product; provided that, the Parties shall reasonably agree on a date for such inspection within ***** days from the execution of this Agreement. The Facility Access shall be provided at mutually agreeable times by the Parties, upon reasonable prior written notice to Oscient from Pfizer Mexico and only if Pfizer Mexico and/or its representatives are accompanied by Oscient personnel unless Pfizer Mexico is informed that Oscient personnel are not available for such inspection, in which case Pfizer Mexico’s inspection may proceed without Oscient’s participation. Such Facility Access shall be limited to the number of individuals which Patheon Pharmaceuticals Inc. determines is appropriate as to not disrupt the manufacturing process. For the avoidance of doubt the right provided herein does not include a right to access or inspect Patheon Pharmaceuticals Inc. financial records. Oscient agrees that it will have materially breached this Agreement pursuant to the terms of Section 19(A) if it or its third party manufacturer does not give reasonably necessary access to Pfizer Mexico and/or its representatives to conduct the inspection mentioned in Section 4(B)(2)(ii); provided that the outcome of such inspection shall not diminish either Party’s obligations under this Agreement unless otherwise mutually agreed to by the Parties.

3. The Parties hereby agree that the batches manufactured for Oscient by Patheon Pharmaceuticals Inc. for sale by Pfizer Mexico in Mexico may only be sold in Mexico, and Oscient shall not sell or in any way commercialize such batches in any other territory.

C. Technology Transfer

1. Oscient hereby agrees to use reasonable efforts to facilitate and support the activities necessary for the transfer of the technology pertaining to the fill and finish manufacturing of the Products to be sold in Mexico at a Pfizer Mexico facility (the “Pfizer Facility”) and shall give Pfizer Mexico and/or its representatives access to any know how or materials that are necessary to enable Pfizer Mexico to provide the fill and finish manufacturing services; provided that, Pfizer Mexico agrees that neither it nor any of its representatives shall have any right to manufacture active pharmaceutical ingredient for the Product (the “Technology Transfer”). Pfizer Mexico shall reimburse Oscient for all out-of-pocket expenses, including expenses charged by its sub-contracted manufacturer, reasonably incurred by Oscient in connection with the Technology Transfer, not to exceed $*****.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

2. Promptly after the execution of this Agreement, Pfizer Mexico hereby agrees to provide Oscient the location of the Pfizer Facility as well its proposed initial timeline for the Technology Transfer and enter into good faith negotiations regarding the terms and conditions of an “Active Pharmaceutical Ingredient Supply Agreement”. The Parties hereby agree that the completion of the Technology Transfer is subject to the execution of an Active Pharmaceutical Ingredient Supply Agreement or another agreement between the Parties covering the supply of Active Pharmaceutical Ingredient by Oscient to Pfizer Mexico in lieu of finished Product. Such Active Pharmaceutical Ingredient Supply Agreement shall include, among other things, the following terms: (i) warranties and indemnities limiting Oscient’s obligations under Sections 11 and 21 herein to account for the fact that Pfizer Mexico will be manufacturing finished product, (ii) Pfizer Mexico’s delivery of yearly non-binding forecasts, updated quarterly, for anticipated orders of Active Pharmaceutical Ingredient, (iii) Oscient’s limited right to have reasonable access and inspect Pfizer Mexico Product manufacturing facilities, and (iv) Pfizer Mexico’s right to commercially manufacture Product.

3. Notwithstanding the foregoing, Oscient hereby agrees to use best efforts to supply Pfizer Mexico with the necessary Active Pharmaceutical Ingredient of the Products in order for Pfizer Mexico to get the necessary approvals from the Governmental Authority to manufacture the Products. Such Active Pharmaceutical Ingredient for use in the Technology Transfer process shall by supplied to Pfizer Mexico at the actual cost to Oscient pursuant to a Purchase Order delivered to Oscient providing at least ***** days prior written notice of delivery. Oscient hereby agrees to supply Active Pharmaceutical Ingredient to Pfizer Mexico for Commercialization of the Product in Mexico upon the execution of an Active Pharmaceutical Ingredient Supply Agreement at a cost per kilogram equal to the lower of: (i) the amount *****, or (ii) the per kilogram cost for the periods set forth below:

Purchase Period	Per Kilo Cost
2006:	$	***** per kilogram
2007-2010:	$	***** per kilogram
2011 and thereafter:	$	***** per kilogram

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

D. Non-Commercial Manufacture of Product

Subject to the terms and conditions of this Agreement, Oscient hereby grants to Pfizer Mexico an exclusive, royalty-bearing, non-transferable, non-sublicensable sublicense under the Patents and Know-How to manufacture the Product in Mexico solely for non-commercial purposes and solely for Pfizer Mexico to obtain the necessary approvals from the Governmental Authority to manufacture the Products upon the execution of an Active Pharmaceutical Ingredient Supply Agreement; provided that, Pfizer Mexico agrees that neither it nor any of its representatives: (i) shall have any right to manufacture active pharmaceutical ingredient for the Product, (ii) shall purchase active pharmaceutical ingredient for the Product from any entity other than Oscient, and (iii) shall manufacture any Product that is to be commercially sold to third parties.

SECTION 5. REGULATORY APPROVAL

A. Regulatory Approval

Subject to Steering Committee review as set forth below, Pfizer Mexico shall use Diligent Efforts in, and be responsible for, all activities (including clinical testing, pricing and reimbursement approvals) relating to obtaining in its name and/or maintaining regulatory approvals, licenses, registrations or authorizations of any kind from Regulatory Authorities in Mexico for the importation, distribution, marketing and sale of the Product in Mexico (“Regulatory Approval”); provided that: (i) Pfizer Mexico agrees to consult, in a timely fashion, with Oscient with respect to such regulatory matters, including providing all correspondence, applications, or other documentation or information submitted to or received from Regulatory Authorities and drafts of any material documents, filings, data or other correspondence pertaining to Regulatory Approvals sufficiently in advance of submission (where practical or, otherwise, promptly thereafter) so that Oscient may review, consult with Pfizer Mexico and otherwise have a reasonable opportunity to provide comments to Pfizer Mexico and influence the substance of such filing; (ii) where practical, give reasonable prior notice to Oscient in order to allow Oscient to attend all material meetings with regulatory authorities (including but not limited to meetings related to the inclusion of the Product in the Mexican “Cuadro Basico” and the “Catalogo de Medicamentos”) when, in Oscient’s good faith reasonable judgment, such discussion could adversely affect the marketing or safety profile of the Product for the market in the United States; and (iii) Pfizer Mexico shall conduct all such regulatory activities in accordance with applicable laws and regulations, Good Manufacturing Practices and Good Clinical Practices. Subject to Section 5(E) below, costs of Development and related Regulatory Approvals shall be borne by Pfizer Mexico.

B. Government Inspections and Inquiries

1. Pfizer Mexico shall advise Oscient of any government visits to, or written or oral inquires about, any facilities or procedures relating to the manufacture/packaging and Commercialization of the Product, promptly (but in no event later than five (5) business days) after notice of such visit or inquiry. Pfizer Mexico shall, within five (5) business days of receipt or submission, furnish to Oscient any report or correspondence issued by or provided to the governmental authority in connection with such visit or inquiry.

2. Oscient shall advise Pfizer Mexico of any government visits to, or written or oral inquires about, any facilities or procedures relating to the manufacture or storage of the Product, promptly (but in no event later than five (5) business days) after notice of such visit or inquiry.

C. Communication With Regulatory Authorities

Pfizer Mexico shall be responsible for communications with the Regulatory Authorities with respect to the Product. Oscient shall use reasonable efforts to assist Pfizer Mexico in responding to any queries from a Regulatory Authority, and will provide all the necessary documents, data, and information which it has assembled and is in its possession that will assist Pfizer Mexico in preparing the Regulatory Documents to be filed with Regulatory Authorities, including but not limited to, providing Pfizer Mexico free of charge with (i) an authorization letter substantially in the form of Exhibit “8”, (ii) Certificates of Pharmaceutical Product (CPPs), and (iii) Regulatory Samples of the Product for submission to the Regulatory Authority. For information contained in the LG Life Sciences LTD drug master file, Oscient will provide such information to Pfizer Mexico, or use Diligent Efforts to cause LG Life Sciences LTD to provide the information without undue delay directly to the Regulatory Authority and respond to any additional queries from the Regulatory Authority in a timely manner. In the event that information is provided directly to the Regulatory Authority, Pfizer Mexico shall be provided with a copy of the cover letter submitted with the Regulatory Authority relating to such information. Pfizer Mexico shall advise Oscient of material developments and events relating to regulatory issues in writing within two (2) business days after notice of such material developments and events. To the extend permitted by Mexican law, Pfizer Mexico shall take the steps necessary to ensure that information submitted to Regulatory Authorities is kept confidential.

D. Joint Steering Committee

1. Within thirty (30) days of the date of this Agreement, a joint steering committee, comprised of equal representation by both Parties (the “Steering Committee”), shall be established by both Parties to review and approve Pfizer Mexico’s regulatory and Development plans (including those for clinical trials) relating to the Product (including review of any Pfizer Information) and all related filings as well as to perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties. In addition, Pfizer Mexico shall keep Oscient informed of the following matters through the Steering Committee:

(i) Plans and updates relating to the Commercialization of the Product, including updates on achievement of objectives set forth in the Detailing and Promotional Plan (as defined in Section 6(B) below) and Annual Plans (as defined in Section 8(B)(2) below), progress towards sales goals, and related sales and marketing activities;

(ii) Prices, discounts, rebates and similar polices for Products in Mexico;

(iii) Reporting and pricing information to government authorities in accordance with applicable laws;

(iv) Updates on any issues or concerns related to entry of a Generic Product;

(v) Summaries and analysis of any Adverse Event information or other medical inquires specified in Section 12 herein; and

(vi) Issues related to the manufacture of the Product by Pfizer Mexico.

Further, Oscient, through the Steering Committee, agrees to keep Pfizer Mexico informed of:

(i): Oscient’s marketing plan, any updates therewith, as well as the promotion materials owned or under the control of Oscient (“Oscient Promotional Materials”);

(ii) updates to regulatory status for commercialization of the Product in the United States; and

(iii) any material updates regarding the development of Additional Products.

The Parties, through the Steering Committee, shall also discuss and review all matters in connection with the Technology Transfer, the Active Pharmaceutical Ingredient Supply Agreement and any developments and/or updates to the manufacturing process of the Products.

2. A Party may change or replace its representatives on the Steering Committee as it deems appropriate, by notice to the other Party. The Steering Committee shall hold meetings at such times and places as shall be determined by the co-chairpersons. The meetings shall be held quarterly unless otherwise agreed to by the Parties. Steering Committee meetings may be held in person or by telephone or video conference.

3. In the event of a dispute within the Steering Committee such that no decision can be made with respect to a particular issue, the matter may be referred by either Party to Oscient’s chief executive officer and Pfizer Mexico’s Country Manager for attempted resolution by good faith negotiation. If such individuals are unable to resolve the dispute within thirty (30) days after referral, then Pfizer Mexico shall make the final determination to the extent not inconsistent with the terms and provision of this Agreement. Notwithstanding anything contained herein to the contrary, the Parties shall mutually agree on trial designs and clinical protocols to the extent they relate to: (i) the pursuit of indications not currently approved in the United States, (ii) length of therapy, (iii) dosing, and (iv) issues which could otherwise affect the safety profile of the Product.

4. The Steering Committee shall only have such powers as are expressly delegated to it in this Agreement. The Steering Committee is not a substitute for the rights or obligations of the Parties and shall not have the authority to amend this Agreement.

5. Each Party will designate one of its members of the Steering Committee to act as a co-chairperson to facilitate the performance of its rights and satisfaction of its obligations hereunder.

E. Clinical Development

1. The Parties agree that Pfizer Mexico may, but is not obligated to, pursue in Mexico additional indications beyond the currently approved U.S. indications, CAP and AECB, pursuant to the terms herein and pursuant to Steering Committee approval as set forth in Section 5(D)(3) above. Oscient shall provide to Pfizer Mexico Know-How, including information from new clinical studies conducted by Oscient. In addition, the Parties will discuss from time to time, at each Party’s sole discretion, joint development initiatives in which the Parties will jointly define clinical protocols, select trial sites, and establish other development plan details. In the event the Parties agree to pursue such joint initiatives, the Parties will discuss in good faith an appropriate sharing of costs associated with such initiatives. Notwithstanding anything else in this Agreement, all Development activities in Mexico will, at the time of such activities, be consistent with the U.S. label in regard to duration of therapy, dose, and indication, unless otherwise approved in writing by Oscient; provided that, the Parties agree that (i) the regulatory filing for *****, and (ii) in connection with its initial filing for Regulatory Authority, Pfizer Mexico may pursue a ***** subject to Section 5(E)(2) below.

2. If Pfizer Mexico shall elect to pursue a ***** indication pursuant to Section 5(E)(1)(ii) above, Pfizer Mexico shall not (a) Commercialize *****; (b) list the ***** indication in the Product Information for Prescription (“IPP”), (c) permit its Sales Representatives or anyone else acting on behalf of Pfizer Mexico to refer to ***** when Detailing; or (c) otherwise advertise, publicize, or promote the ***** indication, including, without limitation, influencing educators with respect to CMEs, advisory boards, grants or other similar functions, without Oscient’s prior written consent, which shall not be unreasonably withheld. Upon receipt by Pfizer Mexico of Oscient consent, Pfizer Mexico shall take the steps necessary to Commercialize the Product in Mexico, including adding the Product with the ***** indication to the IPP.

3. Oscient shall review and promptly approve, at its sole discretion, in advance of filing and use, any and all submissions, including amendments and updates, by Pfizer Mexico of IPP for the Product to be filed with Regulatory Authorities.

F. Provision of Data

Pfizer Mexico shall provide Oscient with the data resulting from all clinical trials conducted by Pfizer Mexico in accordance with this Section. Oscient shall be free to use the results of any or

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

all such clinical trials in connection with the marketing, promotion, packaging, handling, distribution, use, storage, sale and offer for sale and product licensing of the Product outside Mexico. The results of any clinical studies shall not be publicized or published in any way without the prior written consent of Oscient. All inventions by or for Pfizer Mexico which are Developed hereunder shall be subject to Oscient’s joint ownership pursuant to the terms of this Agreement.

G. Additional Licenses

In addition to Regulatory Approval, Pfizer Mexico shall be responsible for obtaining and maintaining any other registrations, licenses and authorizations for the Product in Mexico, including those required by health and sanitary laws, regulations and official standards in Mexico, and for otherwise doing all things necessary to permit the Products to be imported, transported, manufactured and Commercialized in Mexico (the “Additional Registrations”) in accordance with applicable laws, regulations and official standards. The cost of obtaining the Additional Registrations shall be borne by Pfizer Mexico. Immediately upon obtaining a Registration, Pfizer Mexico shall provide copies of the same to Oscient.

SECTION 6. COMMERCIALIZATION

A. Commercializing

Pfizer Mexico shall be solely responsible for Commercializing the Product in Mexico and shall do so at its sole cost and expense using Diligent Efforts. Pfizer Mexico shall diligently obtain such Product pricing approvals as may be required in Mexico. In connection therewith, Oscient agrees to provide, as reasonably necessary, to Pfizer Mexico Ex-Factory price of the Product in the territories in which Oscient has rights under the Head License in order for Pfizer Mexico to comply with Mexican law.

B. Detailing and Promotional Plan

1. The Parties have agreed to an initial detailing and promotional plan, attached hereto as Exhibit “3” (the “Detailing and Promotional Plan”), for Commercializing the Product in Mexico, which includes, among other things, the annual number of Details to be performed and aggregate amount of Commercializing expenses to be incurred for three (3) years after the First

Commercial Sale. Notwithstanding anything to the contrary herein, Pfizer Mexico at its sole discretion may reasonably and in good faith revise and amend such Detailing and Promotional Plan in the event that (i) there is a Generic Impact entry, or (ii) a black box warning in Mexico or the United States, or (iii) a Product recall in terms of section 12(D) of this Agreement.

2. Oscient agrees that in the event the Mexican Regulatory Authority does not approve any of the three key indications CAP, AECB or ABS, Pfizer Mexico and Oscient shall negotiate in good faith and amend the Detail and Promotional Plan, which shall have less FTEs. Further, subject to the provisions of Section 6(B)(1) herein, if ***** is launched in Mexico within the first three years from date hereof and subject to the terms and conditions provided herein, the Parties hereby agree to negotiate in good faith and amend the Detail and Promotional Plan, which shall have no fewer FTEs.

C. Performance Standards and Sales Activities

Except as provided in the in the Purchase Order, Pfizer Mexico shall, at its sole expense, manufacturing Product (pursuant to the rights granted in Section 4 above), finalize packaging, label, store, maintain, handle, ship, distribute, promote, and sell the Product in accordance with its own commercial practice with respect to regulated pharmaceutical products, current Good Manufacturing Practices and Good Clinical Practices, applicable Mexican laws, regulations and official standards and the requirements of regulatory authorities in Mexico. Pfizer Mexico shall avoid using any practice in the Commercialization of the Product that would prejudice Oscient’s name, the Trademarks, and the quality of the Products. Pfizer Mexico shall not promote or otherwise Commercialize the Product for ***** without Oscient’s prior written consent.

D. Training

Pfizer Mexico shall ensure that its sales force and employees are fully trained with respect to the Product and its own policies and procedures regarding the sale, distribution and use of the Product and reporting of Adverse Event information. Pfizer Mexico shall provide, in advance of use, all training materials and documentation relating to the Product to be used by Pfizer Mexico to Oscient.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

E. Sales Outside Mexico

Pfizer Mexico shall not: (i) adopt a policy of selling the Product which is supplied to it by Oscient outside of Mexico nor undertake the sale or promotion of sales of the Product which is supplied to Pfizer Mexico by Oscient outside of Mexico, (ii) seek customers or solicit orders from any prospective customer of Product which is supplied by Oscient whose principal address or place of business is located outside of Mexico, and/or (iii) provide any price quotations for the Product which is supplied to Pfizer Mexico by Oscient to any prospective customer whose principal address or place of business is located outside of Mexico. If Pfizer Mexico receives an order from a prospective customer located on any territories covered under the Head License, Pfizer Mexico shall immediately refer that order to Oscient. Without Oscient’s prior consent, Pfizer Mexico may not deliver or tender, or cause to be delivered or tendered, outside of Mexico, the Product (or any sample of the Product) which is supplied to Pfizer Mexico by Oscient. Pfizer Mexico shall not sell any Product which is supplied to Pfizer Mexico by Oscient to any person if it knows, or has reason to believe, that such purchaser intends to remove such Product from Mexico.

F. Product Inventory and Maintenance

Following the date of the First Commercial Sale of the Product, Pfizer Mexico shall maintain at all times an inventory of the Product in quantities sufficient to meet the reasonably anticipated demands of customers.

G. Advertising and Promotional Materials

1. Marketing and promotional materials related to the Product and prepared for use in Mexico by Pfizer Mexico or its Subdistributors (as defined in Section 14 below) (the “Mexico Promotional Materials”) shall be prepared in a manner consistent with Mexican law, regulations, and official standards. Oscient shall be presented and described as the party that developed the Product in all Mexico Promotional Materials. All Mexico Promotional Materials shall be provided to Oscient in advance of use by Pfizer Mexico, display the Trademarks, logos and trade dress of the Product and shall do so in a manner that promotes the Product and each of the Parties in a manner consistent with good commercial practice in dealing with regulated pharmaceutical products in Mexico. Oscient shall have the right, at its own expense and always complying with copyright laws and third party rights disclosed to it by Pfizer Mexico, to reproduce, distribute and otherwise use outside Mexico all Mexico Promotional Materials. Pfizer Mexico shall provide and distribute to customers and prospective customers advertising and promotional materials reasonably necessary to promote the Product in Mexico, as well as any warranties, instruction materials or other Product literature. Pfizer Mexico shall be responsible for all expenses relating to the advertising, promotion or sales of the Product in the Territory. Oscient will be responsible for any fees and expenses generated in connection with the reproduction, distribution and other use outside Mexico of any and all of the Mexico Promotional Materials.

2. With prior written authorization from Oscient, which authorization shall not be unreasonably withheld, Pfizer Mexico may exploit Oscient Promotional Materials, at Pfizer Mexico’s expense. Oscient hereby grants Pfizer Mexico non-exclusive, fully paid-up, license to use Oscient’s Promotional Materials pursuant to the provisions of the preceding sentence.

3. At the first meeting of the Steering Committee, Oscient shall provide Pfizer Mexico with all Product-related marketing, promotional and training materials prepared or owned by Oscient, including, but not limited to, related logos and graphics, for use by Pfizer Mexico in connection with the development of Mexico Promotional Materials. Oscient shall update the Steering Committee with respect to changes to such Product-related marketing, promotional and training materials, when applicable, and shall provided such changes to Pfizer Mexico in the next Steering Committee meeting held after such changes were made.

SECTION 7. FINANCIAL PROVISIONS

A. Initial License Fee

In consideration of the license described in Section 1 hereof, Pfizer Mexico agrees to pay to Oscient a non-refundable license fee of $***** (USD) within the next three business days from the date hereof.

B. Approval Milestone Payments

In further consideration of the grant of the license by Oscient hereunder, after the achievement by Pfizer Mexico of each of the following milestones with respect to the Product, Pfizer Mexico shall pay the following non-refundable milestone payments:

Milestones	Payment (USD)
Regulatory Approval in Mexico for CAP and AECB	$	*	****
Regulatory Approval in Mexico for ABS	$	*	****
Regulatory Approval and launch of the Product for *****	$	*	****
Regulatory Approval of the Product for each additional indication within the categories set forth in Exhibit “4” (the “Additional Indication Milestones”)	$	*	****

Notwithstanding anything to the contrary set forth above, any Additional Indication Milestone payment may be reduced by ***** percent (*****%) of the reasonable out-of-pocket expenses incurred by Pfizer Mexico in conducting clinical trials related to such Additional Indication Milestone; provided that, an Additional Indication Milestone payment shall not be reduced by more than ***** dollars ($*****). Such clinical trial expenses incurred by Pfizer Mexico shall be subject to audit by Oscient pursuant to the terms of Section 8(A) herein. The Steering Committee may agree to expand the list of indications set forth in Exhibit “4” for the purposes of expansion of Additional Indication Milestones.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

C. Sales Milestone Payments

In further consideration of the grant of the license by Oscient hereunder, after the achievement by Pfizer Mexico or its Subdistributors of each of the following milestones with respect to the Product, Pfizer Mexico shall pay the following one-time non-refundable milestone payments:

Milestones	Payment (USD)
Annual Net Sales of Product in Mexico of greater than USD$*****	$	*****
Annual Net Sales of Product in Mexico of greater than USD$*****	$	*****

D. Royalties Prior to Patent Expiration or Invalidation

In further consideration of the grant of the license by Oscient hereunder, commencing on the date of the First Commercial Sale of each Product, Pfizer Mexico shall make the following non-refundable, quarterly royalty payments to Oscient for Net Sales of Product by Pfizer Mexico or its Subdistributors at the applicable rates set forth below (the “Patent Royalties”).

Annual Net Sales of up to USD $*****	*****	%
Annual Net Sales of between USD $***** and up to $*****	*****	%
Annual Net Sales of between USD $***** and up to $*****	*****	%
Annual Net Sales over USD$*****	*****	%

For purposes of this Section 7, Annual Net Sales shall be calculated based on the twelve (12) month period commencing on the first day of the first full calendar quarter following the First Commercial Sale of Product (the “First Sales Year”) and each twelve (12) month period thereafter; provided that, Annual Net Sales in the First Sales Year shall also include any Net Sales completed in the calendar quarter in which the First Commercial Sale occurred.

Patent Royalties shall be payable as set out above until the later to occur of: (i) the expiration, termination, cancellation or invalidation of the last to expire of the patent granted in Mexico set forth in Exhibit “5”, or (ii) introduction of a Generic Product by an independent third party in oral form; provided that, the Patent Royalties shall not be payable after the expiration, termination, cancellation or invalidation of the last to expire of all of the Patents.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

E. Royalties After Patent Expiration

Upon expiration of the Patent Royalties, Pfizer Mexico shall make quarterly royalty payments to Oscient for Net Sales of Product by Pfizer Mexico or its Subdistributors equal to: (i) ***** percent (*****%) of Net Sales, if Pfizer Mexico commits at least ***** percent (*****%) of the Details (calculated on an FTE basis) which were completed during the twelve (12) months immediately prior to the expiration of the Patent Royalties, and (ii) ***** percent (*****%) of Net Sales, if Pfizer Mexico commits less than ***** percent (*****%) of the Details (calculated on an FTE basis) which were completed during the twelve (12) months immediately prior to the expiration of the Patent Royalties (the “Trademark and Know-How Royalties”).

F. Generic Entry

1. If, as of the end of a calendar quarter at the end of or following the Post-Generic Year, Generic Product sales in Mexico during the 12-month period through the end of such calendar quarter result in a Generic Impact, then (i) Pfizer Mexico shall receive a dollar for dollar credit against future Patent Royalties equal to ***** percent (*****%) of the Patent Royalties payable with respect to either of the second or third calendar quarters during such 12-month period following the calendar quarter in which a Generic Impact occurred, and (ii) with respect to the fourth calendar quarter of such 12-month period, Pfizer Mexico shall be entitled to reduce the Patent Royalties otherwise payable with respect to such calendar quarter by ***** percent (*****%). Following such 12-month period, if as of the end of any calendar quarter a Generic Impact exists, Pfizer Mexico shall be entitled to reduce the Patent Royalties otherwise payable with respect to such calendar quarter by ***** percent (*****%).

2. If, as of the end of a calendar quarter at the end of or following the Post-Generic Year, Generic Product sales in Mexico during the 12-month period through the end of such calendar quarter result in a Significant Generic Impact, then (i) Pfizer Mexico shall receive a dollar for dollar credit against future Patent Royalties equal to ***** percent (*****%) of the Patent Royalties payable with respect to either of the second or third calendar quarters during such 12-month period following the calendar quarter in which a Significant Generic Impact occurred, and

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(ii) with respect to the fourth calendar quarter of such 12-month period, Pfizer Mexico shall be entitled to reduce the Patent Royalties otherwise payable with respect to such calendar quarter by ***** percent (*****%). Following such 12-month period, if as of the end of any calendar quarter a Significant Generic Impact exists, Pfizer Mexico shall be entitled to reduce the Patent Royalties otherwise payable with respect to such calendar quarter by ***** percent (*****%).

G. Tax Withholding

1. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges; provided that, any income or other tax that one Party (the “Withholding Party”) is required by applicable laws to withhold and pay on behalf of the other Party under this Agreement (the “Withheld Party”) with respect to payments to be made to the Withheld Party under this Agreement, shall be withheld from such payments; provided however, that in regard to any tax so withheld, the Withholding Party shall give or cause to be given to the Withheld Party such assistance as may be reasonably necessary to enable the Withheld Party to claim any available exemption therefrom or credit therefor, and in each case shall furnish the Withheld Party with proper evidence of the taxes paid on its behalf.

2. Pfizer Mexico will withhold taxes at the lowest tax rate allowed in applicable tax treaties (currently 10% in accordance with Article 12 of the Treaty to Avoid Double Taxation Between the United States and Mexico) if Oscient provides the required documentation to Pfizer Mexico to enable Pfizer Mexico to withhold taxes at such lower tax rate. Such documentation, at the date hereof, and in accordance with the Mexican Income Tax Law and its Regulations, consists of a certificate of residence for tax purposes issued by the tax authorities of the United States or a certification issued by US tax authorities that Oscient filed an income tax return for the year previous to the year in question. Oscient represents that it is a U.S. resident for tax purposes and will provide such documentation within thirty (30) days from the date hereof; if a withholding obligation accrues before such delivery, Pfizer Mexico shall escrow the funds to be withheld pending receipt of such documentation.

3. Notwithstanding the foregoing, the Parties agree that any applicable value added tax or other similar taxes will be payable by Pfizer Mexico without reduction of payments to Oscient.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

H. Payment Terms

1. Within five (5) days of the end of each calendar quarter, Pfizer Mexico shall deliver to Oscient a report with respect to the immediately preceding calendar quarter, specifying: (i) the gross sales (if available) and Net Sales, including an accounting of deductions taken in the calculation of Net Sales; (ii) the applicable royalty rate under this Agreement; (iii) the royalties payable in Mexican pesos; (iv) the applicable exchange rate to convert from Mexican pesos to United States Dollars as provided below; (v) the total royalties payable in United States Dollars, and (vi) any reduction pursuant to Section 7(F) in Patent Royalties otherwise payable and relevant Pfizer Mexico unit sales data supporting such reduction. Unless otherwise expressly provided herein, Pfizer Mexico shall make any milestone, license or royalty owed to Oscient hereunder in arrears, within thirty (30) days of receipt of an invoice from Oscient to Pfizer Mexico for amounts owed pursuant to this Agreement; provided that such invoice comply with the applicable Mexican tax requirements as disclosed in advance by Pfizer Mexico from time to time. For purposes of determining when a sale of any Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Product is shipped, or (b) on the date of the invoice to the purchaser of the Product.

2. All amounts set out in this Agreement are expressed, and all payments under this Agreement shall be payable in dollars, legal tender of the United States of America. Pfizer Mexico shall convert Net Sales received in Mexican pesos or other foreign currencies into United States dollars, using the market rate as published by The Wall Street Journal, Eastern Edition, on the last business day of the accounting period for which payment is to be made. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree. All sums shall be payable in United States dollars by bank wire transfer in immediately available funds to the following account unless Pfizer Mexico is otherwise notified in writing by Oscient:

Bank Account:	Citizens Bank
28 State Street
Boston, MA 02109
USA
1-877-471-1961

Account Number:	1135568364

Bank ABA Number:	011500120

3. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 7(H) shall bear interest at a rate of ***** percent for the applicable month, from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Oscient to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4. No part of any amount payable to Oscient under this Agreement may be withheld or reduced due to any counterclaim, set-off, adjustment or other right which Pfizer Mexico might have against Oscient or any other person.

SECTION 8. RECORDS AND REPORTS

A. Records

1. Pfizer Mexico shall maintain complete and accurate records of all inventories, Product in storage, movements, shipments, sales and potential problems involving the Product by unit, by batch number and by customer. Upon request, Pfizer Mexico shall provide copies of such records to Oscient, and shall provide Oscient, or its representatives, with access to the place where the Product is stored and/or shipped and other facilities used by Pfizer Mexico in carrying out this Agreement, during normal business hours and upon reasonable notice, for the purpose of inspecting such facilities for compliance with the terms of this Agreement. Pfizer Mexico shall maintain all such records for at least five (5) years.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

2. Pfizer Mexico shall permit an independent certified accounting firm selected by Oscient to inspect and audit Pfizer Mexico’s records that relate to the Product to verify the accuracy of Pfizer Mexico’s royalty reports, shall permit such accounting firm and its employees access to all documents, whether in paper or electronic form, in its possession and control that relate to the Product, and shall allow the same to be copied. A copy of such auditing firm’s conclusions of its audit shall be furnished to Pfizer Mexico at least ten (10) days prior to disclosure to Oscient to allow Pfizer Mexico an opportunity to review the accuracy of the auditing firm’s conclusions. If any review reveals a deficiency in the calculation and/or payment of royalties by Pfizer Mexico, then (a) Pfizer Mexico shall promptly pay Oscient the amount remaining to be paid, and (b) if such underpayment is by ten percent (10%) or more, Pfizer Mexico shall pay the reasonable out-of-pocket costs and expenses incurred by Oscient in connection with such inspection and audit.

3. Pfizer Mexico shall permit Oscient or its representatives, upon prior reasonable notice, to perform an audit of its records, at reasonable times, relating to the Development and Commercialization of Product. The audit shall include, but is not limited to, examination of any investigator site used in the performance of the Development of Product, and the copying of data, analyses or other documentation relating to Development activities performed by Pfizer Mexico.

4. Upon request, Pfizer Mexico shall promptly provide to Oscient copies of any and all Pfizer Information.

B. Reports

1. Prior to the First Commercial Sale of the Product, Pfizer Mexico shall provide Oscient with written reports no less frequently than quarterly during the Term summarizing Pfizer Mexico’s efforts to Develop and Commercialize the Products hereunder, including clinical trial summaries, status on regulatory filings and submissions, communications to and from Regulatory Authorities and updates on future development plans. In addition, Pfizer Mexico shall provide Oscient with prompt written notice of the occurrence of the First Commercial Sale of any Product in Mexico.

2. On or before the First Commercial Sale and not later than November of each year during the Term of this Agreement, Pfizer Mexico shall submit to Oscient a business and marketing plan for the following year in connection with the Product (the “Annual Plan”). The Annual Plan shall be in a form reasonably required by Oscient, and shall include: (i) a description of the market and marketing, promotional and customer service programs anticipated for the following year and budgets for each, (ii) an outline of training and regulatory activities expected for the following year, (iii) until the Technology Transfer takes place a one-year forecast of purchases of the Product from Oscient and sales of the Product to customers, (iv) an inventory status report, and (v) such other information concerning the market, the status of customers and competitors, or such other matters related to the Product as Oscient may reasonably request.

3. Calculated from the First Commercial Sale, Pfizer Mexico shall deliver to Oscient quarterly reports (the “Quarterly Report”) relating to the calculation of amounts owed to Oscient as set out in Section 7. The Quarterly Report shall be in a form reasonably required by Oscient and shall include: (i) the volume of the Product purchased from Oscient and sales to customers during the preceding calendar quarter, (ii) an inventory status report, (iii) such other information concerning the market, the status of customers, or such other matters related to the Product as Oscient may reasonably request, (iv) a report of the total number of Sales Representatives promoting the Product, number of Details and Calls provided by Pfizer Mexico’s Sales Representatives for Product, including the promotional position of the Product in such Sales Representative’s Call plan (as calculated through a field call reporting system), including the position of the Product in such Sales Representatives product portfolio; and (v) until the Technology Transfer takes place and Pfizer Mexico begins manufacturing the Product in Mexico, a rolling one-year forecast broken down by calendar quarter of projected purchases of the Product from Oscient,. At any time during the Term of the Agreement, Pfizer Mexico agrees to make available to Oscient or its representatives, such books and records necessary to verify the accuracy of the Quarterly Report.

4. Pfizer Mexico shall promptly (and in any event within fifteen (15) business days) provide Oscient with written notice upon its achievement of each of the milestones set forth in Sections 7(B) and 7(C). In the event that Oscient believes any milestone payment is due pursuant to Sections 7(B) or 7(C) in spite of not having received notice from Pfizer Mexico, it shall so notify Pfizer Mexico and shall provide to Pfizer Mexico the data and information supporting its belief that the conditions for payment have been achieved. If Pfizer Mexico does not provide adequate evidence that such milestone has not been achieved within thirty (30) days of receipt of the data and information from Oscient, the conditions for payment shall be deemed to have been achieved.

5. Within ninety (90) days after the expiration of the Term or termination of this Agreement, Pfizer Mexico shall deliver to Oscient a final report containing the information set forth in Section 8(B)(3) covering the period from the date of the immediately preceding Quarterly Report to the expiration or termination date.

SECTION 9. EXPORT AND IMPORT

A. United States Export Prohibitions

1. Pfizer Mexico acknowledges and agrees that the Products, or technical data with respect thereto (including information, data and materials related to the Technology Transfer), that are sold or otherwise provided hereunder (including samples) may be subject to export and other foreign trade controls restricting the sale, re-export and/or transfer of such Products or technical data to certain countries or parties, including, but not limited to, licensing requirements under applicable laws and regulations of the United States and other jurisdictions. Any other provision of this Agreement to the contrary notwithstanding, Pfizer Mexico agrees that it will not sell or transfer the Product or technical information supplied under this Agreement except in full compliance with this Agreement and all applicable United States government requirements, including, but not limited to, the economic sanctions constraints administered by the United States Treasury Department and export control measures administered by the United States Department of Commerce. Any violation by Pfizer Mexico of this Section shall be deemed a material breach by Pfizer Mexico of this Agreement under Section 19(A).

2. The obligation of Oscient to supply the Product or technical data under this Agreement is subject to the ability of Oscient to supply such items consistent with the laws and regulations of the United States and other governments. Oscient reserves the right to not comply with any binding Product order, and to cancel any binding Product order under this Agreement if Oscient, in its sole discretion, determines that filling such an order or the performance of the transaction to which such order relates would violate this Agreement, any applicable law or regulation of the United States or any other government. Pfizer Mexico agrees that any such refusal or cancellation by Oscient shall not constitute a breach of any obligation under this Agreement and hereby waives any and all claims against Oscient for any loss, cost or expense, including consequential damages, that Pfizer Mexico may incur by virtue of such refusal or cancellation.

B. Mexican Import Requirements

Pfizer Mexico shall be responsible for the importation of the Product into Mexico, in its name as importer of record, and shall obtain at its expense, all permits and authorizations, and shall comply with all Mexican customs laws, regulations and official standards applicable to such importation. Oscient agrees to provide a certificate of origin for the Product and all reasonably necessary documentation, as requested by Pfizer Mexico for purposes of importing the Product into Mexico.

SECTION 10. REGISTRATIONS

1. Both Parties hereby authorize Jose Hinojosa C., Martin Michaus, Eduardo Kleinberg, and Adolfo Athie Cervantes, individually, or any other designee(s) as may be later agreed upon, at any time, (i) to review the file of the Patents and Trademarks held by the Mexican Institute of Intellectual Property (the “IMPI,” to use its Mexican initials), and (ii) to review, record or cancel the Summary Agreement (as defined below) with the IMPI for all legal effects.

2. The Parties agree to execute condensed versions of this Agreement (the “Summary Agreements”), in the Spanish language, and agree the Summary Agreements shall accurately reflect the main terms and conditions of this Agreement.

3. Within one hundred twenty (120) days of the date hereof, Oscient shall file all necessary documentation, including the Summary Agreements, in order to accurately reflect the license of rights granted under this Agreement to Pfizer Mexico.

SECTION 11. WARRANTY

1. Oscient warrants exclusively to Pfizer Mexico to manufacture the Product in accordance with applicable good manufacturing requirements and applicable laws, regulations and standards of the United States and of the United States Food and Drug Administration and as may be included in any regulatory approvals granted in the United States and/or Mexico. Oscient warrants exclusively to Pfizer Mexico that all of the Products shipped in accordance with this

Agreement: (i) shall conform to and will have been manufactured in accordance with the Specifications, (ii) shall be manufactured in accordance with all applicable United States laws and regulations in effect at the time of manufacture, and (iii) shall not be adulterated or misbranded as a result of acts or omissions by Oscient. Oscient further warrants that all work and/or services supplied hereunder will be performed in a workmanlike manner. Except for what is provided in Section 21 (B), Oscient’s sole obligation and Pfizer Mexico’s sole remedy under this warranty is replacement of any Product or a refund of the purchase price that Oscient reasonably determines to be covered by this warranty.

2. Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by Oscient as to the patentability, validity or scope of any Patents licensed hereunder;

(b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement or otherwise is or will be free from infringement of patents, copyrights and other rights of third parties.

3. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OSCIENT DOES NOT MAKE ANY REPRESENTATION OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR OF VALIDITY OR NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

SECTION 12. ADVERSE EVENTS

A. Collection of Information

Pfizer Mexico shall be responsible for the receipt of all information relating to Adverse Events, Product complaints and medical inquiries in Mexico.

B. Notice of Adverse Event Information

The Parties agree to comply with the Pharmacovigilance Joint Operating Policy attached hereto as Exhibit “10” with respect to post-marketing Adverse Event information; provided that, the Parties agree to negotiate a superseding Pharmacovigilance Joint Operating Policy upon termination of the Fill-Finish Supply Period to regulate post-marketing Adverse Event information for Product manufactured by Pfizer Mexico pursuant to the Active Pharmaceutical Ingredient Supply Agreement. Within a reasonable time frame after notice by Pfizer Mexico of its intent to conduct certain clinical activities pursuant to the terms of this Agreement, the Parties shall prepare and draft guidelines and procedures to govern pre-marketing and clinical Adverse Event information, such policies to parallel in material and applicable effects the policies and procedures set forth in Exhibit “10” hereto.

C. Product Complaints and Inquiries as to Quality

1. From the date when Regulatory Approval is granted and throughout the Term, Pfizer Mexico shall maintain a procedure, subject to review and approval by Oscient, to deal with Product complaints occurring in Mexico only, including inquiries related to the safety, identity, strength, quality or purity of the Product and any other matter related to the quality of the Product, whether or not such Product is manufactured by Oscient or its third party manufacturer. Oscient or its partners have the sole responsibility for maintaining a procedure to deal with Product complaints outside of Mexico. Pfizer Mexico shall investigate and respond to such complaints or quality inquiries in a timely manner, and shall, within one (1) business day of its receipt of such complaint or quality inquiry, forward all complaints and quality inquiries to Oscient or its designee and to such other persons as may be required to comply with Mexican laws and regulations. With respect to Pfizer Mexico’s obligations under this Section 12(C)(1), Pfizer Mexico shall disclose whether such complaint are related to a Product manufactured by Oscient or Pfizer Mexico.

2. (a) Oscient shall investigate Product complaints for Product manufactured by Oscient forwarded by Pfizer Mexico. Oscient shall comply with all reasonable Pfizer Mexico’s requests in connection with the investigation of any such Product complaint. Oscient shall provide Pfizer Mexico with information regarding any such Product complaint investigation as reasonably requested by Pfizer Mexico.

(b) Oscient shall complete and document each Product complaint investigation for Product manufactured by Oscient within 30 calendar days after initial receipt of the complaint unless Oscient advises the investigation will take longer to complete. Pfizer shall be responsible for determining, in its reasonable discretion, when a complaint investigation has been completed and shall have sole responsibility for responding to the complainant.

(c) Oscient shall perform preliminary investigations for all expedited complaints for Products (including active pharmaceutical ingredient included in such Product) manufactured by Oscient. Such expedited complaints involve but are not limited to allegations of tampering or mixed product. Within three business days, Oscient must provide Pfizer a preliminary investigation report which shall include but is not limited to, review of manufacturing and/or packaging records, and review of analytical records. Oscient shall use reasonable efforts to conduct an evaluation of retain samples within three business days unless Oscient advises such evaluation will take longer to complete. Oscient shall use reasonable efforts to complete such expedited complaint investigations within 14 calendar days of initial receipt of the complaint unless Oscient advises such investigation will take longer to complete.

(d) Oscient shall notify Pfizer of a confirmed out-of-specification result pertaining to a complaint sample within 1 business day of confirming the out-of-specification result.

(e) The obligations of Oscient under this Section 12(C)(2) shall terminate upon the termination of the Fill-Finish Supply Period.

D. Product Recalls

In the event that (i) the Regulatory Authority or any other governmental agency or authority issues a request or orders that the Product be recalled, (ii) a court of competent jurisdiction orders that the Product be recalled, or (iii) Oscient determines that the Product should be recalled or a notice is required relating to restrictions on use of the Product, Pfizer Mexico shall attend to the same within Mexico and the Parties shall take all appropriate corrective action. In the event such action results from: (a) Oscient’s negligence or willful misconduct, Oscient shall be responsible for the expenses thereof, or (b) Pfizer Mexico’s negligence or willful misconduct, Pfizer Mexico shall be responsible for the expenses thereof within Mexico; otherwise, the Parties shall share equally the expenses of the action within Mexico. For purposes of this Agreement, the expenses of the action shall be the expenses of notification and return or destruction (if authorized by Oscient) of the Product, the cost of replacement of the Product, and any costs directly associated with the distribution of replacement Products. Pfizer Mexico and Oscient shall cooperate fully with one another in carrying out such action. For purposes of this Section 12(D), “Product” shall include all Product sold by Pfizer Mexico, whether or not such Product is manufactured by Oscient or its third party manufacturer.

E. Record Keeping

Pfizer Mexico shall retain a record of all Product related complaints, medical inquiries and Adverse Events occurring in Mexico for a period of not less than five (5) years beyond the termination date of this Agreement or for such longer period as may be required by applicable law.

SECTION 13. INTELLECTUAL PROPERTY

A. File and Maintain

1. Oscient, at its sole expense, shall directly or through a representative or third party, diligently file, prosecute and maintain the registration of the Patents and Trademarks in Mexico, subject, however, to Section 11(2). Oscient shall not allow any of the Patents or Trademarks to become inactive by failure to timely pay an annuity fee or such other maintenance fee.

2. Oscient will keep Pfizer Mexico reasonably informed of the status of such filing, prosecution and maintenance, including, without limitation, (i) by providing Pfizer Mexico with copies of all communications received from or filed with the IMPI with respect to the Patents and Trademarks, and (ii) by providing Pfizer Mexico a reasonable time prior to taking or failing to take any action that would materially affect the scope or validity of any of the Patents and Trademarks, with prior written notice of such proposed action or inaction so that Pfizer Mexico has a reasonable opportunity to review and comment. Oscient’s agreement and implementation of Pfizer Mexico’s comments should not be unreasonably withheld.

B. Right to Use Oscient Intellectual Property

1. Subject to other provisions of this Agreement, Pfizer Mexico agrees that it will not at any time assert or claim any interest in, nor register or attempt to register, the Patents, Know-How or Trademarks or trademarks confusingly similar thereto, and will cooperate with Oscient to secure or maintain Oscient’s rights under the Patent Rights, Know-How and Trademarks in Mexico. All benefit and goodwill arising from Pfizer Mexico’s use of the Trademarks shall inure to the benefit of Oscient.

2. In performing its obligations pursuant to this Agreement, Pfizer Mexico shall have the right, granted to it in accordance with Section 1(A), to use the Trademarks in Mexico solely to Commercialize the Product in Mexico, such uses including those in connection with promotional and sales activities in the form in which they are displayed on the labels, packaging and advertising for the Product as provided by Oscient, or as approved in writing in advance by Oscient. This Agreement shall not constitute a right to use the Trademarks for any other purpose. Pfizer Mexico shall not alter the Trademarks without the prior written consent of Oscient.

3. To the extent that Pfizer Mexico creates any advertising materials, the Trademarks of Oscient used by Pfizer Mexico shall conform as to artwork, lettering, color and size with those used by Oscient and shall identify Oscient, or Oscient’s designee, as the owner of such Trademarks, if Oscient provides notice of such designee to Pfizer Mexico.

C. Infringement or Misappropriation of Intellectual Property

If either Party learns of an infringement or threatened infringement of the Patents or Trademarks, or of a misappropriation of Know-How, in Mexico in which exists a colorable cause of action for infringement, including patent infringement or provisional rights, or for misappropriation of trade secrets, the Party first learning of or discovering the alleged infringement or misappropriation shall promptly notify the other Party in writing and shall provide the other Party with all information reasonably available to the notifying Party evidencing such infringement or threatened infringement, or of such misappropriation. Upon such notice, the Parties shall in good faith consult in an effort to determine whether a reasonably prudent owner or licensee of intellectual property would institute litigation to enforce the rights at issue in light of all relevant business, economic, and legal factors (including the projected cost of litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer or other potential defendant, the possibility of counterclaims against the Parties or a party related thereto, the diversion of Oscient’s and Pfizer Mexico’s human and economic resources, the impact of any possible adverse outcome on Oscient or Pfizer Mexico, and the effect any publicity might have on Oscient’s or Pfizer Mexico’s respective reputations and goodwill).

If Pfizer Mexico has standing, Pfizer Mexico shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action, or commence settlement negotiations with an alleged infringer, or other potential defendant, for abatement of the infringement or threatened infringement of the Patents or Trademarks, or of the misappropriation of the Know-How, in Mexico, at Pfizer Mexico’s sole expense. Oscient or its designee shall have the right to participate in any such suit or action using independent counsel, at its sole expense. If Pfizer Mexico lacks such standing and requests Oscient to join Pfizer Mexico as a party in such suit or action in order for Pfizer Mexico to bring such an action, Oscient shall execute all papers and perform such other acts as may be reasonably requested by Pfizer Mexico, at Pfizer Mexico’s sole expense. Any amount recovered by Pfizer Mexico as a result of such suit or action shall first be applied to reimburse each of the Parties, pro rata, for any costs or expenses incurred in bringing, defending or maintaining such action. The balance (the “Net Recovery”) shall be for the sole benefit of Pfizer Mexico. The Net Recovery shall be considered as Net Sales (as defined herein), subject to the milestones and royalty payments set forth in Sections 7(C) and 7(D) herein, and distributed pursuant to the terms of this Agreement.

If Pfizer Mexico does not initiate suit or action including settlement negotiations with an alleged infringer, or other potential defendant, within ***** days after first notice of infringement or threatened infringement of the Patents or Trademarks, or of misappropriation of Know-How received either from Oscient or the alleged infringer or potential defendant, or if having initiated such suit or action it thereafter does not diligently prosecute such suit or action, Oscient or its

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

designee shall have the right, but not the obligation, to bring, defend, and maintain any appropriate suit or action of the infringement or threatened infringement, or of a misappropriation of Know-How, at Oscient’s sole expense. If Oscient requests Pfizer Mexico to join Oscient or its designee as a party in such suit or action, Pfizer Mexico shall execute all papers and perform such other acts as may be reasonably requested by Oscient, at Oscient’s sole expense. Pfizer Mexico shall have the right to participate in any such suit or action using independent counsel, at its sole expense. Any amount recovered by Oscient or its designee as a result of such suit or action shall first be applied to reimburse each of the Parties, pro rata, for any costs or expenses incurred in bringing, defending, and maintaining any such suit or action. The balance shall be divided equally between the Parties.

Irrespective of which party initiates such a suit or action as described above, Oscient and Pfizer Mexico shall in good faith cooperate to execute a uniform litigation strategy so as to not hinder or damage the strategy of the other Party; provided that, Oscient cannot make any representations on behalf of its third party designees.

D. Third Party Claims

In the event a third party asserts a cause of action (arising from the Commercialization or Development of Product in Mexico) concerning alleged infringement of the third party’s patent or trademark, or misappropriation of its know-how, or in the event certain or all of the Patents or Trademarks are the subject of a legal action by a third party including a declaratory judgment action, an interference, inter partes reexamination, or opposition proceeding, the Parties shall confer and determine whether to defend and how best to control the defense of any such third party action. If the Parties disagree whether a defense should be undertaken, then the Party desiring to defend such action or proceeding, if the Party has standing, may proceed with such defense, but shall be under no obligation to do so, and shall pay its own expenses. In the event the Parties agree that the third party action should be defended, such defense strategy should be controlled by Pfizer Mexico, although each Party shall have the right, at its own expense, to participate in such defense, and to be represented in any such third party action by counsel of its choice at its sole discretion. With respect to any such third party action, the Party entitled to control defense shall also have the right to control settlement of such third party action; provided, however, that no settlement shall be entered into without the written consent of the other Party, which consent shall not be withheld unreasonably. To the extent a Party decides not to participate in defending in any such third party action, the participating Party shall keep the other Party reasonably informed, in writing, of the progress of any such third party action.

E. Safeguarding Marks

Pfizer Mexico shall, at Oscient’s expense, provide all reasonable assistance to Oscient, and shall forthwith execute any document necessary for the recording, registration or safeguarding of Oscient’s rights in the Patents, Know-How and Trademarks in respect of the carrying out of this Agreement and/or the Commercialization of the Product under the Trademarks, in a form satisfactory to Oscient.

F. Improvements

The Parties agree that any Improvements (and any patents that may issue therefrom) will be jointly owned by the Parties (regardless of inventorship).

Subject to the terms of this Agreement, the Parties agree that any improvements, other than Improvements, including any other inventions or developments with respect to the Product including any improvements to the manufacturing process as contemplated in Section 4(B) (“Other Improvements”), (and any patents that may issue thereon), shall be solely owned by the Party that invented such Other Improvements; provided that, Pfizer Mexico hereby grants to Oscient a non-exclusive, world-wide (not including Mexico during the Term), royalty-free, paid-up, irrevocable license (including the right to grant sub-licenses) to make, have made, use, import, offer for sale, sell and otherwise transfer or dispose of products under any Other Improvements made by Pfizer Mexico to the Products. To the extent any Other Improvements or other inventions or developments with respect to the Product is invented by both Parties, such Other Improvements or other inventions or developments (and any patents that may issue thereon) shall be jointly and equally owned by the Parties. In case of a dispute between the Parties over Other Improvements, inventorship shall be determined pursuant to United States patent law.

The Parties agree to jointly cooperate in modifying any patents or patent applications related to and including the Patents (pursuant to the terms set forth in Section 13(A)(2)) or applying to register new patents, as necessary, to protect any such jointly owned Improvements or Other Improvements or other inventions or developments, provided that (i) no such registration shall prejudice the rights of Oscient under the Patents, and (ii) Pfizer Mexico acknowledges that it does not have the right to conduct non-clinical research and drug development activities of the Product. Pfizer Mexico agrees to Oscient’s right to commercialize any and all Improvements and other jointly owned Other Improvements or other inventions or developments, which right shall be non-exclusive inside of Mexico and exclusive outside of Mexico, without any consent of, or obligation to account or otherwise pay compensation to, Pfizer Mexico.

Either Party may assign or otherwise transfer its joint ownership interest in whole or in part, in any or all Improvements (and any patents that may issue thereon) and other jointly owned Other Improvements or other inventions or developments in its discretion.

SECTION 14. SUBDISTRIBUTORS

Pfizer Mexico may appoint subdistributors within Mexico to Commercialize the Product, with the advance written consent of Oscient, provided such consent will not be unreasonable withheld by Oscient (each a “Subdistributor”), and Oscient shall then record with the IMPI the sub-sublicense granted to the Subdistributor, at the expense of Pfizer Mexico. No appointment of a Subdistributor shall be considered as an assignment of Pfizer Mexico’s rights and obligations under this Agreement nor shall it have the effect of substituting the Subdistributor for Pfizer Mexico with respect to Oscient for purposes of this Agreement. All obligations of Pfizer Mexico under this Agreement shall continue to apply with respect to any sales of the Product made by a Subdistributor, Pfizer Mexico shall be responsible for ensuring compliance by Subdistributors with the obligations of Pfizer Mexico under this Agreement, and Pfizer Mexico shall be directly liable to Oscient for any failure by a Subdistributor to comply with the obligations of Pfizer Mexico under this Agreement. Any and all grant of rights to a Subdistributor shall be consistent with the terms and conditions of this Agreement, and shall provide for termination upon termination of this Agreement. Pfizer Mexico shall provide Oscient with a copy of each such agreement with a Subdistributor within thirty (30) days of execution. Any Subdistributor shall perform the obligations set forth in Sections 15 and 19 with respect to any Regulatory Approvals which may be granted or transferred to such Subdistributor pursuant to the terms of this Agreement.

SECTION 15. POWER OF ATTORNEY

Within ten (10) business days from the execution of this Agreement, Pfizer Mexico shall grant to Oscient an irrevocable special power of attorney, substantially in the form attached hereto as Exhibit “6,” to one or more individuals designated by Oscient, authorizing the grantees, upon any termination of this Agreement pursuant to its terms, to act on behalf of Pfizer Mexico in any transactions with the Regulatory Authorities, including those transactions related to obtaining, maintaining, accessing, and assigning (in the event of the termination of this Agreement) the Regulatory Approval and the Additional Registrations. Pfizer Mexico hereby agrees to deliver to Oscient within a term of ten (10) business days after the execution of this Agreement, two certified copies of the notarial deeds evidencing such power of attorney. Oscient hereby agrees not to exercise any of the faculties granted under such power of attorney without prior written notice five (5) business days in advance from the moment of exercise of such faculties.

SECTION 16. HEAD LICENSE

1. Oscient agrees to use best efforts in performing its obligations under and maintaining in full force and effect the Head License. Oscient further agrees not to terminate or accept the termination of the Head License during the Term, without the express written consent of Pfizer Mexico unless such termination is as a result of any breach by Pfizer Mexico under this Agreement. Pfizer Mexico acknowledges that performance by Oscient of its obligations under this Agreement is conditional upon the Head License remaining in full force and effect and Pfizer Mexico therefore agrees that Oscient shall not be liable to Pfizer Mexico for any default by Oscient under this Agreement in the event the Head License is terminated prior to the termination of the Term or of this Agreement, provided the same has not occurred through any breach of the Head License by Oscient not caused by Pfizer Mexico. In the event that the Head License terminates prior to the expiration or termination of this Agreement, without the consent of Pfizer Mexico or through no breach of the Head License by Oscient, this Agreement shall also terminate at the same time and neither Party shall have any further liability to the other under this Agreement, with the exception of any default by the Parties under this Agreement or with respect to rights and obligations arising prior to the termination of this Agreement.

2. Pfizer Mexico agrees that it shall not do anything to cause the Head License to be terminated or which would create a default thereunder.

SECTION 17. NON-COMPETITION

During the Term and for ***** months thereafter, Pfizer Mexico agrees for itself and on behalf of its directors, officers and employees that it and they shall not directly or indirectly Commercialize in Mexico oral pharmaceutical products which are (i) members of *****, and (ii) ***** (a “Competitive Product”); provided that, oral pharmaceutical products which are indicated for *****, shall not be considered Competitive Products so long as Oscient has not agreed to allow Pfizer Mexico to Commercialize the Product for ***** pursuant to Section E(2) herein. The Parties hereby agree that the provisions of this Section 17 do not apply to any products and all products that are commercialized, sold, imported, and/or marketed or otherwise dealt with by Pfizer Mexico or its affiliates as of the date of execution of this Agreement.

Notwithstanding anything contained herein, Pfizer Mexico will not be subject to the non-competition obligation provided in this Section 17, in the event this Agreement is terminated by Pfizer Mexico based on a material breach not cured by Oscient pursuant to the terms contained herein.

SECTION 18. CONFIDENTIALITY

A. Non-Disclosure of Confidential Information

Any recipient of a Party’s Confidential Information (the “Receiving Party”) agrees that the Party disclosing such Confidential Information (the “Disclosing Party”) has a proprietary interest in any Confidential Information provided to the Receiving Party by the Disclosing Party, whether in connection with this Agreement or otherwise. All Confidential Information, other than Improvements made by Pfizer Mexico or other improvements, inventions or developments made jointly by the Parties, shall remain the exclusive property of the Disclosing Party during the Term and thereafter. The Receiving Party shall disclose Confidential Information only to those of its agents and employees to whom it is necessary in order to carry out their duties as limited by the terms and conditions of this Agreement. During the Term and thereafter, the Receiving Party shall ensure that all Confidential Information shall be maintained in strict confidence by such agents and employees and shall not be used for any purpose other than in

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

connection with the Receiving Party’s performance of its duties under this Agreement. The Receiving Party shall, at its expense, return to the Disclosing Party the Confidential Information in its possession or control, including that given to its agents and employees, as soon as practicable after the termination of this Agreement. The terms and conditions of this Agreement shall be considered Confidential Information of each Party.

B. Exclusions to Non-Disclosure Restriction.

The Receiving Party shall not be liable for the disclosure of Confidential Information to the extent that the Confidential Information so disclosed (i) was in the public domain at the time of disclosure without breach of this Agreement, (ii) was known to or contained in the records of the Receiving Party from a source other than the Disclosing Party at the time of disclosure by the Disclosing Party to the Receiving Party and can be so demonstrated by written records of the Receiving Party, (iii) was independently developed and is so demonstrated by written records of the Receiving Party promptly upon receipt of the documentation and technology by the Receiving Party, (iv) becomes known to the Receiving Party from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party and can be so demonstrated, or (v) is required by law, regulation, rule, act or order of any Governmental Authority by the Receiving Party; provided, however, if reasonably possible, such Receiving Party gives the Disclosing Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the Receiving Party discloses only the minimum Confidential Information required to be disclosed in order to comply.

C. Publicity

The Parties shall agree upon and issue a press release or other public announcement concerning this Agreement to be released as promptly as practicable after execution hereof. Otherwise, and except for references to, or republication of, such press release, the Parties shall keep the terms and conditions of this Agreement confidential, and no public statements concerning the existence or terms of this Agreement shall be made or released in any medium without the prior approval of both Parties. Notwithstanding the above, the Parties each acknowledge that Oscient is a reporting company under the Securities Exchange Act of 1934 and that, as such, it may make any public announcements regarding the execution, delivery, performance or terms of this Agreement that it determines, in its sole reasonable discretion, are necessary or appropriate in light of its status as a public reporting company. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

SECTION 19. TERMINATION

A. Material Breach

If either Party materially breaches this Agreement, which breach is not cured within ***** days of notice thereof from the non-breaching Party to the breaching Party, the non-breaching Party may terminate this Agreement upon notice to the breaching Party following the expiration of the cure period.

B. Challenge to Patent or Trademarks

If Pfizer Mexico challenges the validity of any of the Patents or Trademarks, Oscient may immediately terminate this Agreement.

C. Termination for Other Causes

Either Party may terminate this Agreement if: (i) an Adverse Event occurs that, in the opinion of one of the Parties, acting reasonably, discloses new toxicity, safety findings or side effects that are sufficiently severe to justify the discontinuance of the distribution and sale of the Product in Mexico, (ii) the other Party becomes insolvent or becomes subject to any order for relief under any bankruptcy, liquidation, insolvency or similar law or the use, (iii) the Commercialization of

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

the Product is found by the competent Mexican Government Authorities to constitute an infringement or misappropriation of third party intellectual property rights, or (iv) a formal rejection is received from Regulatory Authorities and the Parties agree that regulatory approval of the Product is not achievable.

D. Oscient Right to Terminate

Oscient shall have the right to terminate this Agreement, subject to the notification and cure provisions set out in Section 19(A) above, if: (i) Pfizer Mexico has not submitted the dossier for market approval for the Product in Mexico on or before ***** months from the date of execution of this Agreement, or (ii) the percentage (set forth below) of the minimum Detailing requirement (expressed in terms of FTEs) by Pfizer Mexico set forth in the Detailing and Promotional Plan for any of the first three years after the First Commercial Sale (referenced as “Launch Date” in the table below) is not achieved by Pfizer Mexico; provided that, Pfizer Mexico maintains its rights to revise and amend such minimum Detailing pursuant to the provision of Section 6(B)(2)::

First Launch Date Year	Percentage of Planned Details
First 12 Month Period after Launch Date	*****% of Planned Details (expressed in terms of FTEs)
Second 12 Month Period after Launch Date	*****% of Planned Details (expressed in terms of FTEs)
Third 12 Month Period after Launch Date	*****% of Planned Details (expressed in terms of FTEs)

Calculation of the amounts set out in the table above shall be based on Pfizer Mexico’s internal automated call reporting system reports and/or the Quarterly Reports submitted to Oscient, as provided in Section 8(B), and may be verified by Oscient as provided in Section 8(B).

E. Pfizer Mexico Right to Terminate

Pfizer Mexico shall have the right to terminate this Agreement:

(i)	without cause after the first anniversary of the First Commercial Sale upon six (6) months prior written notice to Oscient, or

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(ii)	upon written notice to Oscient, with immediate effect, if Pfizer Mexico is not allowed to reasonable inspect the batches of Product produced by Oscient’s manufacturer pursuant to the provisions of Section 4(B)(1); and

(iii)	upon written notice to Oscient, with immediate effect, if at any time during the Term of this Agreement, Oscient becomes an Affiliate of an entity selling or distributing a Competitive Product in Mexico.

F. Effect of Termination

1. Upon the expiration of the Term or in the event of the termination of this Agreement for any other reason, Pfizer Mexico shall transfer, assign and fully release to Oscient, or its designee, at Oscient’s expense, any and all Regulatory Approval for the Products in Mexico obtained by Pfizer Mexico pursuant to this Agreement, on or before the expiry of ten (10) business days after such expiration or termination (the “Period”). For purposes of the foregoing, Pfizer Mexico shall execute an assignment (the “Assignment”) substantially in the form attached to this Agreement as Exhibit “7” or a document having a similar purpose, as may be required by the Regulatory Authorities, to transfer Regulatory Approval to Oscient or its designee, and Pfizer Mexico agrees to appear before a notary public of Oscient’s choice to execute the Assignment within the Period so that Oscient may continue with the actions necessary to register the Assignment.

2. Upon the expiration of the Term or termination of this Agreement, Pfizer Mexico shall cease (and shall cause any Subdistributor to cease) Commercializing and/or manufacturing the Product or displaying or using the Trademarks and the sublicense granted pursuant to Section 1 herein shall automatically terminate.

3. Upon the expiration of the Term or termination of this Agreement, Pfizer Mexico shall cease to use the Trademarks and practice under the Patents and authorizes Oscient to apply for the cancellation of the sublicense registration with the IMPI.

4. Upon the expiration of the Term or termination of this Agreement, Pfizer Mexico shall immediately deliver to Oscient, or such other person as it may designate, all promotional material, including catalogues, Product price lists, and any other documents or material (including any material delivered in electronic form and Confidential Information) provided by Oscient to Pfizer Mexico or prepared or developed by Pfizer Mexico with respect to the Product or its Commercialization in Mexico.

5. From and after the expiration of the Term or termination of this Agreement, Pfizer Mexico shall cooperate with Oscient, its representatives and agents, including any new distributor designated by Oscient in place of Pfizer Mexico, in taking over the importing into Mexico and the Commercialization of the Product in place of Pfizer Mexico for a period of ***** months.

6. From and after the termination of this Agreement, Pfizer Mexico shall have a period of ***** days to sell its remaining inventory of the Product, provided it shall do so at a price not less than its market price in effect immediately prior to the termination.

7. From and after the termination of this Agreement, the Oscient license of Pfizer Information set forth in Section 2 and the data set forth in Section 5(F) shall be expanded to allow Oscient to use such Information and data in Mexico.

G. Surviving Provisions.

Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 2, 7, 8(A), 8(B)(5), 11(2), 11(3), 12(A), 13(F), 15, 17, 18, 19(F), 19(G), 21, 22, 23 and 24 as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term.

SECTION 20. FORCE MAJEURE

If the performance of either Party (excluding any payment obligation under this Agreement) is prevented, restricted or interfered with by reason of any event or cause whatsoever beyond the reasonable control of the Party so affected, such Party, upon prompt notice to the other Party, shall be excused from performance to the extent of such prevention, restriction or interference; provided that such cause is not the result of a breach of this Agreement, and only for the duration of the event or cause. Upon the occurrence of such event or cause, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SECTION 21. INDEMNITY

A. Pfizer Mexico Obligation

Subject to compliance by Oscient with its obligations hereunder Pfizer Mexico agrees to defend, indemnify and hold harmless Oscient and its agents, officers, directors and employees from and against all demands, claims, actions, causes of action, suits, proceedings, hearings, investigations, assessments, liabilities, losses, damages, costs and expenses including without limitation interest, penalties and disbursements (including reasonable attorneys fees) to the extent resulting from: (i) a breach by Pfizer Mexico or its Subdistributors of the terms and conditions of this Agreement, or any misrepresentation or breach of the representations made by Pfizer Mexico in this Agreement, (ii) any gross negligence, willful misconduct or illegal act of Pfizer Mexico or its Subdistributors, (iii) the Development or Commercialization of the Product by Pfizer Mexico, or its Subdistributors, including, without limitation, (A) any actions taken by Pfizer Mexico related to obtaining or filing for Regulatory Approvals, or (B) any actual or alleged injury to a Person or property or death resulting from Pfizer Mexico’s negligence in the manufacture, storage, handling, transportation, maintenance or other activity related to the Development and/or Commercialization of the Product; provided that, Pfizer Mexico shall have no responsibility under this Section 21(A) with respect to the Mexico Promotional Materials, data, studies or information provided by Pfizer Mexico for use by Oscient outside Mexico, and/or (iv) the importation of the Product into Mexico, except to the extent of Oscient’s responsibility therefore under Section 22(B) herein.

B. Oscient Obligation

Subject to compliance by Pfizer Mexico with its obligations hereunder, Oscient agrees to defend, indemnify and hold harmless Pfizer Mexico and its agents, officers, directors and employees from and against all demands, claims, actions, causes of action, suits, proceedings, hearings, investigations, assessments, liabilities, losses, damages, costs and expenses including without limitation interest, penalties and disbursements (including reasonable attorneys fees) to the extent resulting from: (i) a breach by Oscient of the terms and conditions of this Agreement or a

Purchase Order, or any misrepresentation or breach of the representations made by Oscient in this Agreement, (ii) any actual or alleged injury to a Person or property or death resulting from the use or consumption in accordance with the IPP by any Person of any Product supplied by Oscient under this Agreement, unless (A) such injury or death to any Person was a result of Pfizer Mexico’s storage, handling, transportation, manufacture, maintenance or other activity related to the Development and/or Commercialization by Pfizer Mexico or its Subdistributor of the Product, or (B) the use or consumption by such Person of such Product was related to the treatment of an indication for which approval in Mexico was not supported by the data or information provided by Oscient pursuant to Section 5(C) above and/or (iii) any gross negligence, willful misconduct or illegal act of Oscient.

C. Contribution

In order to provide for just, equitable and conscionable contribution in circumstances in which the indemnification provided for in Sections 21(A) and 21(B) both apply in accordance with their respective terms, the Parties agree to the extent mandated by a court of law or as otherwise agreed to by the Parties to contribute proportionally to the aggregate losses resulting from demands, claims, actions, causes of action, suits, proceedings, hearings or investigations of third parties (“Third Party Claims”).

D. Notice of Claims

A Party (“Indemnified Party”) shall promptly notify the other Party (“Indemnifying Party”) of any liability in respect of which the Indemnified Party intends to claim an indemnification against the Indemnifying Party, and Indemnifying Party shall thereupon assume and have exclusive control over the defense thereof with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to fully participate in any such action or proceeding and to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party if representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between the Parties. The failure to deliver notice to the Indemnifying Party within a reasonable time after the commencement of such action, to the extent prejudicial to the Indemnifying

Party’s ability to defend such action, shall relieve the Indemnifying Party from its indemnification obligations hereunder, but the failure to so deliver notice to the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party otherwise than as aforesaid.

E. Sole and Exclusive Remedy.

The Parties acknowledge and agree that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement, except for claims based on fraud or willful misconduct.

F. Survival.

The obligations of the Parties contained in this Section 21 shall survive the termination of this Agreement and shall remain in full force and effect, regardless of any investigation made by or on behalf of either Party, for a period of ***** months after such termination; provided, that if prior to the end of such *****-month period, a claim for indemnification with respect thereto shall have been properly made hereunder, this Section 21 shall survive for purposes solely of such claim until such claim has been finally adjudicated or settled.

SECTION 22. DISPUTE RESOLUTION

A. Alternative Dispute Resolution and Arbitration

All disputes arising between the Parties with respect to this Agreement shall be resolved as provided in this Section. Any such dispute that the Parties are unable to resolve directly shall be referred to the Steering Committee, and if the Steering Committee is unable to resolve such dispute during a period of thirty (30) days either Party may refer to its Country Manager in the case of Pfizer Mexico and in case of Oscient to its Chief Executive Officer for attempted resolution by good faith negotiation. If such individuals are unable to resolve such dispute within thirty (30) days after referral, then either Party may thereafter submit the dispute to be decided by binding arbitration according to the rules and procedures of the American Arbitration Association (“AAA”) for commercial arbitration. The arbitration shall take place in New York, New York. Unless the Parties agree otherwise, there shall be a single arbitrator selected by agreement among the Parties or, if they cannot agree, one shall be designated by the AAA. The

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

prevailing Party is entitled to recover its attorney’s fees and costs. The award of the arbitrator shall be final and binding upon the Parties and may be confirmed by any court having jurisdiction over the Parties and the controversy.

B. Equitable Relief

Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction in the State of New York as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

C. Service of Notice

The Parties irrevocably appoint CT Corporation System having an address at 111 Eight Avenue, New York, New York 10011, as agent for service of process to receive on behalf of such Parties, service of any process, notice, or summons (including submission to arbitration) in any action, suit, or proceeding arising out of or in connection with this Agreement. For this purpose, Pfizer Mexico shall follow the appropriate procedure provided by CT Corporation System to be name them as agent of service, within ten (10) business days after the date hereof, and shall provide to Oscient evidence of such designation promptly thereafter; provided that, such procedure shall meet the requirements of Mexican law (including notarization and apostilling), and shall be in form and substance satisfactory to Oscient. Notwithstanding the foregoing, service of any process or delivery of any notice (including submission to arbitration) upon Pfizer Mexico may also, at the option of Oscient, be made by any legally acceptable manner at the following address, in accordance with the laws of Mexico:

Paseo de los Tamarindos #40,

Bosques de las Lomas,

Mexico Distrito Federal, 05120

SECTION 23. DEFINITIONS

The definitions in this Section 23 shall apply equally to both the singular and plural forms of the terms defined. As used in this Agreement, (i) the words “include”, “includes” and “including”

shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof”, “herein”, “hereby” and derivatives or similar words refer to this entire Agreement; and (iii) all references to attachments, exhibits and schedules shall be deemed references to Sections of this Agreement and attachments, exhibits and schedules to this Agreement unless the context shall otherwise require.

“ABS” shall mean acute bacterial sinusitis.

“Actual Packaging-Related Manufacturing Costs” shall mean the expenses incurred by Oscient in connection with the packaging of the Product as further delineated pursuant to the categories set forth in Schedule II of this Agreement and that shall be negotiated in good faith between Oscient and Patheon Pharmaceuticals Inc.

“Actual Per Tablet Cost” shall mean: (a) if Product is manufactured by Oscient or a subcontractor therewith, the direct labor and materials cost, regulatory compliance activities, quality assurance and quality control, supply chain management, pharmacovigilance and logistics calculated in accordance with U.S. generally accepted accounting principles consistently applied, or (b) (i) the price charged to Oscient by a third party manufacturer for the manufacture and supply of each Product’s active pharmaceutical ingredient and fill and finish of the Product tablets, (ii) Oscient’s overhead reasonably allocable to regulatory compliance activities, quality assurance and quality control, supply chain management, pharmacovigilance and logistics, provided that, such Oscient overhead expenses to be charged to Pfizer Mexico shall be no greater than $*****, and (iii) customs duties, fees, taxes and other charges incurred in importing the active pharmaceutical ingredient into the United States; provided that, the Parties agree that Actual Per Tablet Costs shall not include any Packaging-Related Manufacturing Costs.

“Additional Products” shall mean any pharmaceutical product that (i) is not a Product, and (ii) is a formulation of a product containing gemifloxacin as an active ingredient or any single enantiomer-based product containing gemifloxacin as an active ingredient.

“Adverse Event” shall mean any untoward medical occurrence in a patient or subject who is administered a Product, whether or not such Product was manufactured by Oscient or its third party manufacturer, whether or not considered related to the Product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease temporally associated with the use of such Product.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“AECB” shall mean acute bacterial exacerbations of chronic bronchitis.

“Call” shall mean a personal visit by a Sales Representative to a member of the Target Audience in Mexico during which such Sales Representative Details a Product.

“CAP” shall mean community-acquired pneumonia of mild-to-moderate severity.

“Commercialize” and “Commercialization” shall mean, with respect to a Product, all activities relating to the marketing, promotion, packaging, handling, distribution, use, storage, sale, offer and importation for sale of the Product in Mexico.

“Compound” shall mean the form of gemifloxacin mesylate having the molecular formula *****.

“Confidential Information” shall mean all information not known to the general public or of a confidential nature disclosed (in writing, verbally, electronically, or by any other means directly or indirectly) by Oscient to Pfizer Mexico before or after the date of this Agreement, including, without limitation, any information relating to (i) the manufacture, testing, price, complaints about, Regulatory Approvals for, customers of, or defects in, the Product, and (ii) Oscient’s inventions, discoveries, improvements, methods, products, finances, operations, processes, plans, product information (including new or prototype products), know-how, design rights, trade secrets, market opportunities, customer and supplier information and business affairs, including any such information or documents related to the Technology Transfer.

“Control” shall mean with respect to any Patents or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patents, or Know-How as provided for herein without violating the terms of any arrangement or agreements between such Party and any third party.

“Detail” or “Detailing” shall mean, with respect to a Product, the communication by a Sales Representative during a Call to a member of the Target Audience (a) involving face-to-face contact, (b) describing in a fair and balanced manner the approved indicated uses and other

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

relevant characteristics of such Product, (c) using promotional materials in an effort to increase the Target Audience prescribing and/or hospital ordering preferences of a Product for its Governmental Authority approved indicated uses, and (d) made at the Target Audience member’s office, in a hospital, at marketing meetings sponsored by Pfizer Mexico for the Products or other appropriate venues conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis, either primary, secondary or tertiary, on a Product with a member of the Target Audience; provided that, the Parties agree that reminder emphasis during a Detail may be limited to a product sample drop.

“Develop” shall mean, with respect to any Product, all activities relating to seeking, obtaining and/or maintaining Regulatory Approvals, including clinical studies and trials, regulatory affairs, statistical analysis and report writing, market research and development and the preparation, submission, review and development of data related thereto and all other pre-approval activities, but excluding (i) activities relating to synthesis manufacture or otherwise making or having made of any Product, active pharmaceutical ingredient for Product, or any component or formulation thereof (including, without limitation, process development work); or (ii) non-clinical research and drug development activities of the Product.

“Diligent Efforts” means using reasonable efforts, consistent with prudent business judgment, including the carrying out of obligations or tasks consistent with the standard of practice in the pharmaceutical industry for the distribution, marketing, offering for sale and selling, of a pharmaceutical product having similar market potential, profit potential or strategic value as the Product, based on conditions then prevailing, including, without limitation, the maturity of the Product and the intellectual property protection surrounding the Product.

“First Commercial Sale” shall mean, in Mexico, the date of the first arm’s length transaction, transfer or disposition for value to a third party of a Product by or on behalf of Pfizer Mexico or any Subdistributor of Pfizer Mexico.

“FTE” shall mean one full time equivalent Sales Representative calculated based on the number of Details completed by a Sales Representative per twelve month period pursuant to values attributed to such Detail as set forth in the definitions of Primary Detail, Secondary Detail, Tertiary Detail and Reminder Detail, as further delineated in the Detailing and Promotional Plan.

“Generic Impact” shall mean a greater than ***** percent (*****%) and less than ***** percent (*****%) decrease in Pfizer Mexico’s unit sales of Product in Mexico during the preceding twelve (12) months, in comparison with Pfizer Mexico’s units sales of Product in Mexico during the Pre-Generic Baseline Year.

“Generic Product” shall mean a product which has the same active ingredient (gemifloxacin) as the Product, has the same route of administration and is approved for at least two of the same indications by the relevant Governmental Authority in Mexico.

“Good Clinical Practices” shall mean current good clinical practices and standards as required by applicable U.S. Governmental Authorities for the design, conduct, performance monitoring, auditing, analyses and reporting of clinical trials, including the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312 and 314, that provide assurance that the data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected.

“Good Manufacturing Practices” shall mean current good manufacturing practices and standards as required by applicable U.S. Governmental Authorities for the manufacture, testing, packaging and/or distribution of the Product, including the principles set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” shall mean any court, tribunal, arbitrator, agency, legislative body, department, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body.

“Improvements” shall mean any invention made by or on behalf of Pfizer Mexico solely, or jointly with Oscient, in the exercise of its rights under this Agreement during the Term and disclosed in a patent application filed on or behalf of Pfizer Mexico that covers or claims any novel use or formulation or means of administration of Product.

“Know-How” shall mean and include information, materials, data and documents Controlled by Oscient or otherwise known to Oscient under the Head License as of the Effective Date or which becomes Controlled by Oscient during the Term that (a) are related to any patent or patent application included in the Patents, or (b) are necessary for Pfizer Mexico to practice the license granted to it hereunder.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Minimum Run Quantities” shall mean the minimum lot size of Product equal to approximately ***** tablets of Product; provided that, the Parties agree that the actual amount of tablets delivered by Oscient may vary due to final yield variations.

“Net Sales” shall mean the gross amount originally invoiced representing all sales of Products for sold by Pfizer Mexico or its Subdistributors to third parties throughout Mexico during each calendar quarter, less the following amounts paid by Pfizer Mexico or its Subdistributors during such calendar quarter with respect to sales of Products regardless of the calendar quarter in which such sales were made:

a) reasonable transportation and insurance charges directly related to the sale of the Product to the third party in Mexico; and

b) sales and other taxes and duties (including value added taxes) directly related to the sale of Product to a third party by Pfizer Mexico;

c) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Products; and

d) distributor incentives (i.e., special bonifications) or cash discounts, actually granted, allowed or incurred in the ordinary course of business directly related to the sale of the Product to a third party in Mexico.

In the case of any sale of a Product between or among Pfizer Mexico or Subdistribution for resale (or to any other third party (for resale) on non-arm’s length terms), Net Sales shall be calculated as above only on the first arm’s length sale thereafter by such Subdistributor or other third party. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, third parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of a Product or part thereof for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of such Product are sold in an arm’s length transaction for cash.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Packaging-Related Manufacturing Costs” shall mean the amount equal to the lower of: (i) Oscient’s *****, or (ii) the packaging related manufacturing cost as set forth in Exhibit “12”; provided that, Oscient’s overhead expenses to be charged to Pfizer Mexico shall be no greater than $***** per tablet.

“Patents” shall mean any of the patents and patent applications described in Exhibit “1” attached hereto, and any divisional, continuation, continuation-in-part, reissue, reexamination, confirmation, revalidation, registration, patent of addition, renewal, extension or substitute thereof, or any patent issuing therefrom or any supplementary protection certificates related thereto.

“Person” shall mean any natural person, entity, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Post-Generic Year” shall mean the twelve (12) month period commencing on the first day of the calendar quarter immediately following the first commercial sale in Mexico of a Generic Product by any third party not affiliated with Pfizer Mexico.

“Pre-Generic Baseline Year” shall mean the twelve (12) month period ending as of the end of the calendar quarter immediately preceding the first commercial sale in Mexico of a Generic Product by any third party not affiliated with Pfizer Mexico.

“Price” shall mean the sum of (i) the lower of the ***** or the Maximum Per Tablet Cost, and (ii) all *****.

“Primary Detail” shall mean a Detail in the first mention position, in which the predominant portion of time or emphasis is devoted to Detailing the Product, and shall be equal to four-tenths (.4) FTEs.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Product” or “Products” shall mean all oral human pharmaceutical products containing the Compound (commonly distributed under the trademark “Factive”), but specifically excluding any single enantiomer-based product or non-oral formulations.

“Regulatory Samples” means Product samples, Compound samples, reference standard samples, impurity samples, excipient samples and packaging samples.

“Regulatory Authorities” for purposes of this Agreement shall mean Mexico’s Federal Department of Health and any successor thereto, as well as any other government authority or agency, whether federal, state or municipal, having the authority to license, permit or otherwise authorize the importation into Mexico and the Commercialization of the Product in Mexico as well as to issue licenses, permits, registrations, and approvals therefor, including Regulatory Approval.

“Regulatory Documents” means the documents set forth on Schedule I attached hereto to be prepared and submitted by Pfizer Mexico to the Regulatory Authority in order to obtain Marketing Authorizations.

“Reminder Detail” shall mean a Detail in the fourth mention position and shall be equal to (i) one-tenths (.1) FTEs in a four-product Call plan, and (ii) five-one-hundreths (.05) FTEs in a five-product Call plan.

“Sales Representative” shall mean a professional pharmaceutical sales representative engaged or employed by Pfizer Mexico to conduct, among other sales responsibilities, Detailing and other promotional efforts with respect to the Products and who has been trained by Pfizer Mexico.

“Secondary Detail” shall mean a Detail in the second mention position, in which the second-most predominant portion of time or emphasis is devoted to discussing the Product, and shall be equal to three-tenths (.3) FTEs.

“Significant Generic Impact” shall mean a ***** percent (*****%) or greater decrease in Pfizer Mexico’s unit sales of Product in Mexico during the Post-Generic Year, in comparison with Pfizer Mexico’s unit sales of Product in Mexico during the Pre-Generic Baseline Year.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

“Specifications” shall mean the specifications for a Product attached hereto as Exhibit “8”, as such specifications may be amended, supplemented or otherwise modified pursuant to the terms of this Agreement (including pursuant to Section 1(D) herein).

“Target Audience” shall mean, for each Product, the physician specialties with authority to prescribe a pharmaceutical product or issue hospital orders for a pharmaceutical product in Mexico, as identified in the Detailing and Promotional Plan for such Product, in each case as may be amended from time to time by the Steering Committee.

“Tertiary Detail” shall mean a Detail in the third mention position, in which the Product is included in the Detail with lesser prominence than a Secondary Detail but with more prominence then mere inclusion in a product list or sample drop, and shall be equal to two-tenths (.2) FTEs.

“Trademarks” shall mean any of the trademarks described in Exhibit “2” attached hereto.

*****.

SECTION 24. MISCELLANEOUS

A. Governing Law

This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary, except as otherwise provided in this Agreement or with respect to matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The UNCITRAL Convention for the International Sale of Goods, as well as any other unified law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

B. Entire Agreement

This Agreement represents the entire agreement between the Parties concerning its subject matter. Any and all prior agreements, representations, correspondence, understandings or discussions between the Parties shall have no further force or effect once this Agreement has been signed including that certain Confidentiality Agreement by and between Pfizer Mexico and Oscient dated as of March 15, 2005. This Agreement may be amended or modified only by a written instrument signed by both Parties.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

C. Severability

The invalidity or unenforceability of any particular provision or provisions of this Agreement under any applicable law shall not in any manner or way affect any other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision, if any, were deleted from this Agreement.

D. Relationship

1. The Parties agree that the only relationship between them is that set out in this Agreement and that nothing in this Agreement shall be considered, intended or inferred as creating a joint venture, partnership, agency, employment or other relationship between them.

2. As Pfizer Mexico is a company established within the meaning of Article 13 of the Federal Labor Law, each of the obligations and liabilities that exist or may arise towards the workers or employees contracted by Pfizer Mexico to carry out its obligations under this Agreement shall be exclusively assumed and discharged by Pfizer Mexico. Since there is no contractual relationship between the workers and employees of Pfizer Mexico hired by it to carry out this Agreement, and Oscient, as the same are and shall continue to be, at all times, employees of Pfizer Mexico, the latter shall pay all benefits, fees, taxes, contributions and any other amounts payable to Mexican social security agencies, as well as those payments, including the withholding of income tax, contemplated under the Mexican Income Tax Law and any other amounts payable under currently existing law or that may arise in the future.

E. Assignment

This Agreement may not be assigned by the Parties without the written consent of the other Party or of Oscient; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of such Party’s assets or business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 24(E) shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties.

F. Headings

The headings used in this Agreement are for reference only and do not describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision thereof.

G. Further Actions

The Parties agree to execute, acknowledge, and deliver such further instruments and documents, and do all such other acts, as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

H. Waiver

The waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy available to them shall not operate or be construed as a continuing waiver of the same or as a waiver of any other right or remedy available to a Party under this Agreement.

I. Limitation of Liability

EXCEPT FOR ANY BREACH OF ANY CONFIDENTIALITY OBLIGATIONS OR LICENSE LIMITATIONS HEREUNDER OR DUE TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

J. Notification.

All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, or (ii) sent by private courier service providing evidence of receipt; provided, however, that notice to Pfizer Mexico shall be made in a legally unquestionable manner in accordance with Mexican law. The addresses and other contact information for the parties are as follows:

If to Oscient:	Oscient Pharmaceutical Corporation
1000 Winter Street, Suite 2200
Waltham, MA 02451
Attention: Chief Executive Officer

With a copy to:	Oscient Pharmaceutical Corporation
1000 Winter Street, Suite 2200
Waltham, MA 02451
Attention: Legal

If to Pfizer Mexico:	Paseo de los Tamarindos #40,
Bosques de las Lomas,
Mexico Distrito Federal, 05120
Attention: Business Planning Director

With a copy to:	Paseo de los Tamarindos #40,
Bosques de las Lomas,
Mexico Distrito Federal, 05120
Attention: Legal Director

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by private courier, on the day such notice is delivered to the recipient, or (iii) in the case of Pfizer Mexico, when received as provided above.

K. Language

This Agreement has been prepared in the English language and the English language shall control its interpretation.

L. Limitations.

Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

M. Construction.

The Parties hereto acknowledge and agree that: (i) each Party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to the Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

N. Counterparts

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

O. Third Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either Party. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

P. Non-Solicitation

Until the ***** year anniversary of the termination or expiration of this Agreement, neither Party shall, and shall cause each of its affiliates not to, directly or indirectly, without the other Party’s prior written consent, solicit the employment of any employee (or former employee bound by a non-competition obligation) of the other Party or its affiliates with whom it has come in contact in conducting activities under this Agreement; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such persons.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

[remainder of page intentionally left blank]

IN WITNESS OF WHICH, Oscient, Pfizer Mexico hereby execute this Agreement as of the 6th day of February, 2006.

“Oscient”	“Pfizer Mexico”

OSCIENT PHARMACEUTICALS CORPORATION	PFIZER, S. A. DE C.V.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT “1”

Patent and Patent Applications

Oscient Docket Number	Application No.	Application Date (Official)	Grant No.	Grant Date	Status
*****	*****	*****	*****	*****	*****

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT “2”

Trademarks

Trademark	Class	Application No.	Application Date	Registration No.	Registration Date	Status
*****	*****	*****	*****	*****	*****	*****

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT “3”

Detailing and Promotional Plan

The field force allocation for Product shall be *****.

The targeting strategy shall include *****.

		Month 1 to 12	Month 13 to 24	Month 25 to 36
Field Force Allocation	Field Forces full year	*****	*****	*****
	Field Forces during season	*****	*****	*****
	Number of representatives	*****	*****	*****
	Number of calls	*****	*****	*****
	FTEs*	*****	*****	*****

*	Number which is referred to triggering Oscient’s termination right under Section 19(D) of the Agreement.

FTE CONVERSION METHODOLOGY

	1st Position Calls	1st Position FTEs	2nd Position Calls	2nd Position FTEs	3rd Position Calls	3rd Position FTEs	Total Calls	Total FTEs
*****	*****	*****	*****	*****	*****	*****	*****	*****

Total	*****	*****	*****	*****	*****	*****	*****	*****

For purposes of clarity, total FTEs will be calculated according to the following methodology:

*****

Illustrative Example:

*****

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT “4”

Additional Milestone Indications Categories

*****

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT “5”

Oscient Docket Number	Application No.	Application Date (Official)	Grant No.	Grant Date	Status
*****	*****	*****	*****	*****	*****

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT “6”

Power of Attorney

“RESOLVED, to grant to                         ,                         , and                          an irrevocable special power of attorney (this being a condition of a bilateral contract made between Oscient Pharmaceuticals Corporation, a Massachusetts, United States company, and the Company, and dated                     , 2006), as broad as may be required by law, to be exercised jointly or individually, so that said attorneys-in-fact may carry out all transactions with the Federal Department of Health and its agencies, including the Federal Commission for Protection Against Health Risks, including those necessary or related to obtaining, maintaining, accessing, assigning, and/or canceling health registrations in the name of Pfizer México, S.A. de C.V. with respect to oral human pharmaceutical products containing the form of gemifloxacin mesylate having the molecular formula ***** (commonly distributed under the trademark “Factive”), but specifically excluding any single enantiomer-based product or non-oral formulations.

The power granted to the attorneys-in-fact includes, but is not limited to, the authority to execute any kind of public or private documents necessary or suitable for exercising the power of attorney granted herein.

Subject to the specific purpose of this power of attorney, the attorneys-in-fact will have general authority for acts of administration and for litigation and collections, (to be exercised jointly or individually), pursuant to Articles 2554 and 2596 of the Federal Civil Code and the Civil Code for the Federal District, and its correlatives of the Civil Codes of the States of the Republic of Mexico, with all of the general and special faculties that in accordance with the law may require a special clause pursuant to Article 2587 of said Civil Code and its correlatives of the Civil Codes of the other States of the Republic, such as to withdraw proceedings, enter into settlements, compromise in arbitration, submit and answer interrogatories, take exceptions to judges, accept assignments of property, receive payments, execute receipts and cancellations, exercise the civil, mercantile and criminal causes of action in representation of the company as also to answer complaints and continue proceedings, throughout all phases thereof until their termination; initiate, process and withdraw constitutional proceedings, on the understanding that

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

said attorney (s) in fact may exercise the power of attorney before Conciliation and Arbitration Boards, whether local or federal, before arbitral tribunals, fiscal authorities and tribunals and before any other type of authority; execute collective or individual employment contracts; make all types of denunciations, accusations and criminal complaints of any kind; to represent the company in any criminal proceeding; to become (a) coadjutor (s) of the Public Prosecutor; condone the accused party, if he (they) deem (s) it expedient, submit evidence in proceedings pursuant to Article Ninth of the Code of Criminal Procedures, and the corresponding Articles of the referred Code of the other States of the Republic and for such purpose the attorney (s) in fact shall have all the general and special faculties that in accordance with the Codes of Criminal Procedures of the States of the Republic, may require a special clause to file denunciations and/or criminal complaints, on the understanding that the above faculties are set forth by way of illustration and not by way of limitation for the exercise of the power of attorney.”

EXHIBIT “7”

Assignment

ASSIGNMENT OF HEALTH REGISTRATIONS ENTERED INTO BY AND BETWEEN PFIZER MEXICO, S.A. DE C.V. (HEREINAFTER THE “ASSIGNOR”), HEREIN REPRESENTED BY ITS ATTORNEY-IN-FACT, MR.                                         , AND BY OSCIENT PHARMACEUTICALS (HEREINAFTER THE “ASSIGNEE”), HEREIN REPRESENTED BY ITS ATTORNEY-IN-FACT, MR.                                         , PURSUANT TO THE FOLLOWING REPRESENTATIONS AND SECTIONS:

REPRESENTATIONS:

I.	Assignor hereby represents:

1.1	That it is a corporation duly organized and validly existing under the General Corporation Law, as set out in public instrument number 19,021, dated April 12, 1951, certified by Roberto Landa Guth, Notary Public 22 for the Federal District, Mexico, and duly registered in the Public Registry of Commerce of the Federal District, under number 831, on page 375, volume 271, third book on June 26, 1951.

1.2	That it is engaged, among other things, in conducting clinical development and activities related to obtaining and/or maintaining regulatory approval in Mexico for pharmaceutical products and in marketing and commercializing such products in Mexico.

1.3	That it is recorded with the Federal Taxpayers’ Registry under number PFI-730206-632

1.4	That its legal representative has power and full capacity to bind it pursuant to the terms and conditions contained in this Agreement, said faculties have not been revoked nor limited in any manner, as evidenced in public instrument number , dated , 19 , certified by Mr. , Notary Public No. , for , and recorded with the Public Registry of Commerce of the Federal District under , dated , 19 .

1.5.	That it is titleholder of the following health registrations (hereinafter the “Registrations”) granted by the Federal Commission for Protection Against Health Risks (COFEPRIS), which are currently valid and duly recorded as described beneath. Copies of the authorizations described herein are attached to this Assignment as Exhibit “A”.

Authorization number	Commercial name of the Product	Common name of the active ingredient and its concentration

1.6.	That the Registrations are in full force and are assignable and the granting of this Assignment does not contravene any law or regulation.

1.7.	That the Registrations are free of any liens, encumbrances or limitations and are not and have not been subject to expiry proceedings, revocation or cancellation.

1.8.	That it wishes to enter into this Assignment to assign to the Assignee the Registrations.

II.	Assignee hereby represents:

2.1.	That it is a corporation duly organized and validly existing under the laws of Commonwealth of Massachusetts, United States of America, and has all the requisite corporate power on its business as now being conducted.

2.2.	That the person signing this Agreement on its behalf has been duly authorized to do so in accordance with all the corporate and legal requirements applicable to it, which authority has not been revoked or limited in any way.

2.3.	That it wishes to enter into this Agreement in order to acquire the Registry.

In view of the foregoing, the parties agree as to the following:

SECTIONS:

FIRST. PURPOSE.- The Assignor hereby assigns to the Assignee, and the Assignee accepts, the Registrations granted by COFEPRIS as described in Exhibit “A” of this Agreement.

SECOND. TRANSMISSION OF THE TITLE.- The assignment of the Registrations includes all rights in connection with the Registrations and the Assignee shall hereafter be the only owner and holder of the Registrations and may use or dispose of the same in any manner it may consider appropriate, without claim or hindrance from the Assignor for any reason or at any time. The Assignor shall use all reasonable efforts to assist the Assignee, at Assignee expense, in obtaining the registration of this Assignment with COFEPRIS and its authorization for the transmission of title of the Registrations from the Assignor to the Assignee.

As a consequence of the assignment contained herein, the Assignee assumes the responsibility of the use of Registrations and of compliance with all applicable laws and regulations.

THIRD. REGISTRY AUTHORIZATION.- The parties authorize Messrs.                                          to jointly or separately record this Assignment with COFEPRIS.

FOURTH. NOTICES AND DOMICILES.- All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be delivered, in the case of the Assignor, in a legally unquestionable manner in accordance with Mexican law, and in the case of the Assignee either (i) delivered by hand, or (ii) sent by private courier service providing evidence of receipt. The Parties designate as their respective domiciles the following:

For the Assignor:

Address:

Telephone:

Fax:

Attention:

For the Assignee:

Address:

Telephone:

Attention:

Any party may change its address for notice by providing prior written notice of the same to the other party. Otherwise, any notice given to party who fails to provide said notice will be considered valid, in case the same is given in the last registered domicile of the failing part, in terms of this section. Notices that are delivered by personal service shall be deemed to have been received when delivered to the address set forth in this Section.

FIFTH. JURISDICTION.- For the interpretation and compliance of this Agreement, the parties submit to the laws in force in and to the common courts of the Mexico Cit, Federal District, Mexico, hereby waiving any other jurisdiction that may correspond to them by reason of their present or future domiciles or otherwise.

IN WITNESSETH, the parties have caused this Agreement in duplicate to be executed by their duly authorized representatives in Mexico City and                      on                     .

ASSIGNOR	ASSIGNEE

PFIZER, S.A. DE C.V.	OSCIENT PHARMACEUTICALS CORPORATION

By:	By:
Mr.	Mr.

EXHIBIT “8”

LETTER OF AUTHORIZATION

[OSCIENT LETTER HEAD]

LETTER OF AUTHORIZATION

For use in the United Mexican States (“Mexico”)

Re: FACTIVE® (gemifloxacin mesylate) Tablets

To Whom It May Concern:

Oscient Pharmaceuticals Corporation, a corporation organized and existing under the laws of the Commonwealth of Massachusetts, United States of America and having a principal place of business at 1000 Winter Street, Suite 2200, Waltham, MA 02451, acquired from LG Life Sciences LTD the exclusive license to develop and commercialize in Mexico, human oral formulations of any compound containing the active ingredient gemifloxacin as well as the right to continue developing the same.

On February 6, 2006, Oscient Pharmaceuticals Corporation executed an exclusive sub-license whereby Oscient Pharmaceuticals Corporation granted to Pfizer, S.A. de C.V. the exclusive right to register, import, package and commercialize FACTIVE® Tablets in Mexico. Therefore, Oscient Pharmaceuticals Corporation hereby authorizes Pfizer, S.A. de C.V., located at Carretera Mexico Toluca Km.63, colonia Zona Industrial Toluca, C.P. 50140, Toluca Estado de Mexico, to be responsible to register, import, package and commercialize FACTIVE® Tablets, for use in Mexico.

FACTIVE® Tablets is manufactured by Patheon Pharmaceuticals, Inc., 2110 East Gailbraith Road, Cincinnati, Ohio, United States of America, for use in Mexico. Patheon Pharmaceuticals, Inc. was contracted by Oscient Pharmaceuticals Corporation to manufacture FACTIVE® Tablets for use in Mexico pursuant to a certain Manufacturing Services Agreement executed by and between Oscient Pharmaceuticals Corporation and Patheon Pharmaceuticals, Inc. on January 20, 2005.

[TO BE EXECUTED BY A LEGAL REPRESENTATIVE OF OSCIENT]

[TO BE NOTARIZED AND APOSTILLE BY OSCIENT]

EXHIBIT “9”

SPECIFICATIONS

Vendor Name and Address: *****	Vendor Part Number: ***** Vendor Specification Number: ***** Vendor Part Number: ***** Vendor Specification Number: *****
Storage Conditions: *****	Expiration Period: ***** Months

Test	Specification	Method
Description	*****	*****
Identification – HPLC	*****	*****
Identification – Infrared Spectroscopy	*****	*****
Gemifloxacin Content	*****	*****
Dissolution	*****	*****
Uniformity of Dosage Unit by Weight Variation	*****	*****
Moisture Content	*****	*****
Degradation Products Any Unspecified Impurities Total Related Substances	*****	*****

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

EXHIBIT “10”

Post-Marketing Pharmacovigilance Adverse Event Policy

Version 1.0

06 February 2006

1.	Introduction

Oscient Pharmaceuticals Corporation (“Oscient”) and Pfizer, S.A. de C.V. (“Pfizer”) have entered a Sublicensing and Distribution Agreement dated February 6, 2006 for FACTIVE® (gemifloxacin mesylate) tablets (the “Product”) manufactured and marketed in the United States by Oscient (the “Business Agreement”). Pfizer will be the Marketing Authorization Holder (MAH) for the Product in the territory of Mexico. This Post-marketing Pharmacovigilance Joint Operating Agreement (JOA) serves to define the Pharmacovigilance responsibilities of Oscient and Pfizer with respect to the Product pursuant to the Business Agreement. This JOA is applicable only for finished Product manufactured by Oscient or its designee and supplied to Pfizer. The manufacture of the finished Product by Pfizer, or its designee using the Active Pharmaceutical Ingredient (API) will require a revision of this JOA.

2.	Definitions

Adverse Event (AE): An AE is any untoward medical occurrence in a patient administered a pharmaceutical product and that does not necessarily have a causal relationship with this treatment. An AE can, therefore, be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the medicinal product.

This includes the following: an AE occurring in the course of the use of a drug product in professional practice; an AE occurring from drug overdose whether accidental or intentional; an AE occurring from drug abuse; an AE occurring from drug withdrawal; and any failure of expected pharmacological action.

Serious Adverse Event (SAE): An AE occurring at any dose that results in any of the following outcomes:

•	Death

•	Life Threatening

•	Inpatient hospitalization or prolongation of existing hospitalization

•	A Persistent or Significant Disability/Incapacity

•	A Congenital Anomaly/Birth Defect

•	Important medical events that may not result in death, be life-threatening or require hospitalization may be considered a serious adverse event when, based upon appropriate medical judgment, may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed above.

Life-Threatening Adverse Event: Any adverse event that places the patient, in the view of the initial reporter, at immediate risk of death from the adverse event as it occurred. It does not include an AE that, had it occurred in a more severe form, might have caused death.

Disability: A substantial disruption of a person’s ability to conduct normal life functions.

Important Medical Event: Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.

With respect to results obtained from tests in laboratory animals, an SAE includes any event suggesting a significant risk for human subjects, including any findings of mutagenicity, teratogenicity or carcinogenicity.

Labeled Adverse Event(s): Any adverse event that is noted in the current approved labeling for the drug product as a possible complication of drug use.

Unlabeled Adverse Event(s): Any adverse event that is not noted in the current labeling for the drug product. This includes events that may be symptomatically and pathophysiologically related to an event labeled in the product labeling, but differ from the event because of greater severity or specificity. “Unlabeled,” as used in this definition, refers to an AE that has not been previously observed (i.e., included in the labeling) rather than from the perspective of such an event not being anticipated from the pharmacological properties of the pharmaceutical product.

•	Examples under this definition include hepatic necrosis which would be unlabeled (by virtue of greater severity) if the labeling only referred to elevated hepatic enzyme or hepatitis; cerebral thromboembolism and cerebral vasculitis (by virtue of greater severity) if the labeling only listed cerebral vascular accidents.

3.	Post-marketing Adverse Events

3.1	Receipt of Adverse Events

Pfizer will provide a service for the receipt and intake of all reported adverse events (AE) in Mexico whether by telephone, fax or written correspondence. The date that Pfizer (or its agent) first becomes aware of the AE information regarding the Product is considered the “Awareness Date” and will be considered Day 0 for safety data communication and regulatory reporting purposes. Pfizer will translate all AE information into English and will forward the report and copies of all source documents to Oscient within one (1) business day from the Awareness Date for all SAEs and within three (3) business days for all Non-Serious AEs. Pfizer will also forward any reports of Exposure in Utero, suspected overdose, misuse or abuse with the use of the Product, regardless of whether associated or not with an adverse event, within one (1) business day of the Awareness Date and will be processed as adverse events.

Oscient may, if desired, prepare standard questions to be asked by the respective Pfizer personnel responsible for the intake of safety information. These standard questions may be updated by Oscient as necessary.

3.2	Processing of Adverse Events

Oscient will maintain the global safety database. Pfizer will provide a case number for each report for tracking purposes, but will not enter reports into a safety database.

All AE reports and source documents forwarded by Pfizer to Oscient will be processed by Oscient personnel and entered into Oscient’s global safety database. Oscient will be responsible for generating all Individual Case Safety Report (ICSR) for cases received from Pfizer. Oscient will provide Pfizer with a completed CIOMS report within 10 days from the Awareness Date. Pfizer will translate the Oscient ICSR, as written, into the appropriate language for purposes of submitting to the Mexican Federal Department of Health.

3.3	Assessment of Seriousness

The determination of Seriousness for each event/case will be performed by Oscient.

3.4	Assessment of Labeledness

The determination of labeledness for each AE will be performed by Oscient based on the Pfizer Package Insert for cases originating in Mexico.

3.5	Coding of Adverse Events

All AE reports originating from Mexico will be coded, using the MedDRA dictionary, by Oscient according to Oscient AE coding conventions and SOPs.

3.6	Regulatory Reporting of Expedited Adverse Events

Pfizer will determine the reportability for reporting in Mexico for each case according to Pfizer SOPs. Pfizer will be responsible for submitting all Expedited events to Mexico’s Federal Department of Health. Pfizer will forward a copy of the submitted file to Oscient as soon as it has been reported to the local Regulatory Authorities

3.7	Due Diligence (Request for Follow-up Information)

Pfizer will perform all due diligence (i.e., requests for follow-up information) on all AEs originating from Mexico. Due diligence can be performed by telephone, facsimile, e-mail or by mailing the AE Reporter. AE events evaluated as being non-serious will require at least one (1) due diligence attempt. AE reports evaluated as being Serious will require at least three (3) due diligence attempts. Additional due diligence attempts will be performed, if requested by either party, in a timely fashion.

Oscient may, if desired, prepare questions to be asked Pfizer personnel responsible for performing due diligence. These questions may be in the form of an AE Form to be completed by the reporter or individual questions requiring a response. Oscient must provide Pfizer with questions, or communication that further questions are not necessary, within five (r) days from each party’s receipt of the event(s) and at additional times as deemed necessary. Due diligence communication to the reporter will not be performed until Oscient has determined whether questions are necessary.

Pfizer will forward copies of original due diligence requests to Oscient, as well as an English translated version, at the time the due diligence request is communicated to the reporter.

3.8	Follow-up Information Adverse Event Information

All follow-up information received on AE reports will undergo the same process described above in Sections 2.1 through 2.4.

3.9	Literature Adverse Events

Pfizer will perform all local literature searches and will forward, to Oscient, a translated English copy of all articles determined to contain safety information as assessed by Pfizer safety personnel. All articles with the reporting of SAEs will be communicated to Oscient within one (1) working day with a translated copy sent to Oscient in a timely fashion, but not greater than ten (10) days.

3.10	Reconciliation Procedures

Oscient will provide to Pfizer, on a daily basis, a Daily Reconciliation Form (DRF) for the purposes of assuring successful transmission of all reports to Oscient. The DRF will list all Pfizer reports received by Oscient on the date specified. This DRF will be reviewed by

Pfizer for accuracy and completeness, initialed and sent back to Oscient the same day. Any discrepancies will be rectified by both parties in a timely manner.

Oscient will provide to Pfizer, on a weekly basis, a listing (from Oscient’s safety database) of all reports originating from Mexico for the purposes of assuring that Pfizer has all necessary reports. Any discrepancies will be rectified by both parties in a timely manner.

4.	Periodic Safety Update Reports

Oscient will provide Pfizer, when requested, copies of Periodic Safety Update Reports (PSUR) that Oscient has submitted to the FDA. For biannual PSUR reporting to the Mexican Federal Department of Health, Oscient will provide Pfizer with a copy of two (2) quarterly PSUR reports as equivalents. Oscient will not aggregate safety data to create a six-month report.

5.	Regulatory Authority Inquiries

All safety inquiries from the Mexican Federal Department of Health will be prepared by Pfizer and reviewed by Oscient prior to submission. Final approval of the responses to the Mexican Federal Department of Health will be the responsibility of Pfizer. All inquiries from the FDA will be prepared by Oscient and reviewed by Pfizer prior to submission. Final approval of responses to the FDA will be the responsibility of Oscient.

6.	Company Core Safety Information

A Company Core Safety Information (CCSI) document, if needed, will be maintained and provided to Pfizer by Oscient. Oscient and Pfizer may request changes to the CCSI, but the final decision and approval of any changes will be determined solely by Oscient.

7.	Product Label

Oscient will maintain the Product Label for the Product in the U.S. and Pfizer will maintain the Product Label for the Product in Mexico. If any change(s) to the safety language in either the U.S. or Mexican Product Label is considered, both parties will work collaboratively to determine if any change(s) is necessary and, if so, what the change(s) should include. In any event, Oscient will have the final approval as to whether any change(s) is necessary and what the changes will be for both the U.S. and Mexican Product Labels.

EXHIBIT “11”

Form of Purchase Order

OFICINAS GENERALES / OFFICES

PASEO DE LOS TAMARINDOS No. 40
COL. BOSQUES DE LAS LOMAS
C.P. 05120 MEXICO DF
DELEG. CUAJIMALPA

Pfizer S.A. de C.V.

PLANTA / PLANT

KM 63 CARRETERA MEXICO - TOLUCA
ZONA INDUSTRIAL
TOLUCA EDO DE MEX
C.P. 50140
TEL 01/722/79-71-00

ORDEN DE COMPRA
PURCHASE ORDER

FECHA / DATE

PAGINA / PAGE

NO. / NUMBER

REQUISITION NO.

PROCEDENCIA / ORIGIN

TERMINO DE PAGO / TERMS OF PAYMENT

ENVIAR A / SHIP TO:

PROVEEDOR / VENDOR

ATTN / ATENTION

TEL / PHONE

FAVOR DE MENCIONAR ESTE NUMERO EN TODOS SUS DOCUMENTOS Y BULTOS

PLEASE MENTION THE P.O. NUMBER ON ALL DOCUMENTS AND PACKAGES

FAVOR DE PROCEDER A SURTIR LOS SIGUIENTES MATERIALES

PLEASE ENTER OUR ORDER FOR FURNISHING

CODIGO PROVEEDOR VENDOR CODE	FOB	FORMA DE MONEDA / CURRENCY

PARTIDA ITEM	CODIGO PFIZER PFIZER CODE	CANTIDAD QUANTITY	U/M	DESCRIPCION DESCRIPTION	FECHA ENTREGA DUE DATE DD/MM/AA	PRECIO UNITARIO UNIT PRICE	PRECIO TOTAL TOTAL PRICE
					105 days after recived PO		

NOMBRE FIRMA / NAME SIGNATURE	NOMBRE FIRMA / NAME SIGNATURE	NOMBRE FIRMA / NAME SIGNATURE	SUBTOTAL	
			I.V.A.	
COMPRADOR / PURCHASER	GERENTE COMPRAS / PURCHASING MGR	PROVEEDOR / VENDOR	TOTAL	

COMENTARIOS / COMMENTS

1. It is acknowledged that all tooling (Punches, dies) are owned by the vendor (Oscient).
2. Artworks and the printed material designs are Pfizer property.
3. Pfizer requires a minimum of 19 months of shelf life from the date of shipment from Oscient.
4. Warranties and indemnification in the licensing agreement of Oscient Pharmaceuticals and Pfizer, SA de dated February 3, 2006 supersedes terms 3 and 14 of this purchase order.
5. Pfizer has the right of rejection 25 days from shipment of the product with the exception of latent defects which can be reported at any time within expiration date of the product.
6. Shipping charges indicated in term 9 of this PO will be paid by Pfizer Mexico.

ORIGINAL PROVEEDOR

Description: Sample of Purchase Order Form 86-1

SPECIAL INSTRUCTIONS

1. Pfizer Inc carries transportation insurance. No additional insurance is required and will not be paid.

2. Pfizer Inc purchase order no must appear on all package, B/L’s & correspondence, invoices, etc.

3. Notification of acceptance of this order along with a copy of this purchase order must be returned by fax (+52 722 2797100 ext 2193) or by mail (martin.gonzalez@pfizer.com).

4. A final product shipper must include Pfizer P.O. # and full company name and address from where the product is been shipped.

5. Please include in the invoice:

•	Full company name and address

•	Taxpayer identification (as required by the Tax Equity and Fiscal Responsibility Act of 1982).

6. Documents needed in each shipment. An invoice Certificate of Analysis, Certificate of Origin and Packing list Airway bill.

7. Shipment terms shall be EXW (as such term is defined in INCOTERMS 2000) Oscient Pharmaceuticals Corporation, through it designee, Patheon Pharmaceuticals Inc., 2110 East Gailbraith Road, Cincinnati, Ohio, 45215.

8. Risk of loss or of damage to Products shall remain with Oscient Pharmaceuticals Corporation for shipment at the shipping point at which time risk of loss or damage shall transfer to Pfizer Mexico.

9. Oscient Pharmaceuticals Corporation shall, in accordance with Pfizer Mexico’s instructions and as agent for Pfizer Mexico (i) arrange for shipping to be paid by Pfizer Mexico and (ii) at Pfizer Mexico’s risk and expense, obtain any export license or other official authorization necessary to export the Products.

10. Pfizer Mexico shall arrange for insurance with respect to all shipping of Product. Oscient Pharmaceuticals Corporation will schedule freight pick up, load the carrier’s trailer and complete documentation all in accordance with Pfizer Mexico’s reasonable requirements.

STANDARD TERMS AND CONDITIONS

1. CANCELLATION: If delivery is not made pursuant to the terms hereof and/or in accordance with Buyer’s specifications Buyer has the right to cancel this order or any portion thereof.

2. PRICE: If no price is stated herein, the articles work, or services shall be billed at the price last quoted by Seller, or last paid by Buyer to Seller, or at the prevailing market price whichever is lowest.

3. WARRANTIES: Seller represents and warrants that:

a) All articles supplied hereunder are free from defects in material and workmanship and are of merchantable quality, conform to the Buyer’s specifications and are suitable for Buyer’s intended uses and purposes to the extent that such uses and purposes are known or reasonably should be know to Seller;

b) No article supplied hereunder is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act as amended, or is an article which may not under the provisions of Sec 404 or 505 of the Act be introduced into interstate commerce; no article supplied hereunder is produced in violation of the Fair Labor Standards Act, as amended, and both of the above statements shall appear on Seller’s invoices; all articles supplied hereunder, which are so required, will be lawfully registered with the US Department of Agriculture at the time of sale and delivery and will comply with the other requirements of Sect 135, 135k of Title 7 of the US Code; and that all articles work and services supplied hereunder are furnished in full compliance with the Federal Hazardous Substance Labeling Act, where applicable as well as with all other applicable Federal State and Local laws;

c) The use or sale of the articles delivered hereunder will not infringe any United States patent but Seller does not warrant against infringement by reason of the use thereof in combination with other materials or in the operation of any process;

d) All work and/or services supplied hereunder will be performed properly, in a workmanlike manner and in accordance with the Buyer’s specifications;

e) No chemical substance supplied hereunder was manufactured, processed, or distributed in commerce in violation of Section 5 or 6 of the Toxic Substance Control Act or rule or order issued thereunder, or an order issued in an action brought under Section 5 or 7 of the Act.

4. REVISION: This purchase order expressly limits acceptance of the terms set forth herein. No terms stated by Seller in accepting or acknowledging this order shall be binding upon Buyer if inconsistent with or in addition to the terms stated herein unless accepted in writing by Buyer. If, however, a written contract is already in existence between Buyer and Seller covering the purchase of the articles, work or services covered hereby the terms and conditions of said contract shall prevail to the extent that the same may be inconsistent with the terms and conditions hereof.

5. INSURANCE: When performing any work or services at any of Buyer’s locations Seller is to carry adequate insurance and will promptly furnish Buyer with a certificate thereof covering Workmen’s Compensation and Occupational Disease; General Bodily and Property Damage Liability; and Automobile Bodily and Property Damage Liability.

6. INSPECTION: All articles supplied hereunder are to be shipped subject to Buyer’s examination and right of rejection for a reasonable time after delivery notwithstanding prior payment, if not as warranted herein or if not in conformity with Buyer’s specifications or if no specifications are given by Buyer, with standard specifications. All expenses incurred by Buyer as a result of rejections hereunder shall be for Seller’s account, and Buyer may return rejected articles at Seller’s expense.

7. TAXES: The purchase price herein set out is inclusive of any and all taxes and other governmental charges, now imposed or hereafter becoming effective upon the production sale shipment, use or erection of the materials specified in this order; and Seller agrees to indemnify Buyer against and reimburse it for any expenditures it may be required to make on account of Seller’s failure to pay such taxes and other governmental charges.

8. CONTINGENCIES: Failure of Seller to make or of Buyer to take one or more deliveries of articles or performance of work or services hereunder, if occasioned by acts of God, fire, explosion, flood, epidemic, strike, labor dispute, war, acts of governmental authority, civil disturbances, breakage or accident to machinery or any other circumstances where similar or dissimilar to those enumerated, beyond the control of the parties, or if Buyer’s failure is occasioned by a partial or complete suspension of operation at any of the Buyer’s plants shall not subject the party so failing to any liability to the other party but at Buyer’s option the total quantity of articles, work or service covered by this order may be reduced by the extent of delivery or performance omitted and as a result of such contingencies or the specified delivery or performance period may be extended by the period during which such delivery or performance is omitted and such delivery or performance made during such extension.

9. PACKING AND SHIPPING: All articles shall be suitably packed or otherwise prepared for shipment, so as to secure the lowest transportation rates and to meet carrier’s requirements. No charges will be allowed for packing, crating or cartage unless stated in this order. Each container must be marked to show quantity order number contents and shipper’s name. A packing sheet showing this information shall be included in each package. Seller shall prepay all shipping charges unless otherwise specified.

10. APPLICABLE LAW: The Laws of the State of New York shall govern in all cases where the transactions hereunder bear a reasonable relation to the State of New York.

11. SAFETY: In all cases where Seller delivers goods or performs work or services hereunder at any of Buyer’s locations Seller will comply with all applicable provisions of Federal State and Local safety laws and rules and shall take all necessary precautions for safe performance. Buyer reserves the right to require the Seller to abide by Buyer’s safety standards on Buyer’s premises.

12. The Seven Point Equal Employment Opportunity clause set forth in Exec Order 11246 the Affirmative Action for Handicapped Workers clause found in 41 CFR 60-741 4 and the Affirmative Action for Disabled and Viet-Nam Veterans clause found in CFR 60-250 4 are made part of this order to the extent required by applicable law including the requirements set out in 41 CFR 61250 10.

13. All work and materials supplied hereunder must comply with the applicable requirements of the Occupational Safety and Health Act of 1970.

14. INDEMNIFICATION: Seller agrees to defend, indemnify and hold harmless the Buyer against any and all liability judgments, damages, losses and expenses occasioned by or resulting from any breach of warranty or by the failure of the Seller to comply with the terms hereof regardless of whether or not such failure is caused in part by the Buyer.

15. DRAWING PRINTS AND SPECIFICATIONS: Seller agrees that it will not use, sell, loan or publicize any of the tools, specifications, blueprints or designs supplied or paid for by Buyer for the fulfillment of this order without Buyer’s written consent.

16. TOOLS, DIES AND MOLDS, ETC: All tools, dies, molds, printing plates, etc. created for use on this order shall be property of Buyer and buyer may withdraw them from Seller’s premises on demand in writing. They shall be carefully preserved by Seller and maintained in good operating condition at all times.

17. ASSIGNABILITY: This order in its entirety and each and every provision hereof shall inure to the benefit of the customers, successors and assigns of Buyer. Seller may not assign this order without Buyer’s written consent.

18. INTERNATIONAL SHIPMENTS: Packaging, marking, labeling and shipping papers for international shipment of all hazardous materials must meet applicable Department of Transportation (DOT), Intergovernmental Maritime Consultive Organization (IMCO), and/or International Civil Aeronautics Organization (ICAO) regulations.

19. THIRD PARTY RIGHTS: The provisions of this order are inserted for the sole benefit of the Seller and Buyer and shall not inure to the benefit of any other person (other than permitted assigns) either as a third party beneficiary or otherwise.

EXHIBIT “12”

Packaging-Related Manufacturing Costs

One Time Project Initiation Costs

Scope	Cost
Project Costs • Project coordination • LPR and specification development • Copy review for blister foil • Print cylinders for new foils – 1 color, 1 side only	$*****

Testing Costs – Lab Qualification • Standard release testing for 3 lots of Factive tablets • Review and approval of Pfizer written protocol	$*****

Variable Costs per Lot

Cost

Sample 1s	$***** per tablet
Trade 5s	$***** per tablet
Oscient Overhead	$***** per tablet

Lot Changeover Costs*	$***** per lot
*	Includes line clearance, changeover and setup of the line for different packaging SKU

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SCHEDULE I

Regulatory Documents

Factive® Tablets United States (U.S.) New Drug Application (NDA) 21-158

•	August 2004, FACTIVE® U.S. Prescribing Information

15-Dec-1999 Original Submission

•	_Item 3.E.2: Toxicology Summary, vol. 1.3.001, pp. 182-308

•	_ Item 3.E.3: ADME Summary, vol. 1.3.001, pp. 309-433

•	_ Item 3.F: Human PK/Bio Summary, vol. 1.3.002, pp. 434-451

•	_ Item 3.G: Microbiology Summary, vol. 1.3.002, pp. 452-725

•	_ Item 3.H: Clinical Summary, vol. 1.3.003, pp. 726-830, 844-901 [without 10-day cUTI/Pyelonephritis info]

•	Item 4.A.2.9, Development Pharmaceutics

•	_ Section 1.1: Clinical formulae, vol. 1.4.002, pp. 4-6

•	_ Section 4: Rationale for Packaging, vol. 1.4.002, p. 25

•	_ Section 5: Justification of Specifications, vol. 1.4.002, pp. 25-26

04-Oct-2002 Resubmission

•	_ Item 3.E: Preclinical Summary, vol. 1.1.001, pp. 76-88

•	_ Item 3.F: Human PK/Bio Summary, vol. 1.1.001, pp. 89-101

•	_ Item 3.G: Microbiology Summary, vol. 1.1.001, pp. 102-147

•	_ Item 3.H: Clinical Summary, vol. 1.1.001, pp. 148-223

14-Oct-2002 AECB Amendment to Resubmission

•	_ Item 3.H: Clinical Summary, vol. 1.1.001, pp. 1-41

15-Apr-2005 Supplement: Changes being effected—30 days

•	_ Item 4.A.2.3.2: Drug Substance (DS), pp. 14-15 [Patheon info]

•	_ Item 4.A.2.5.2: Manufacturing Process, pp. 18-22 [Patheon info]

•	_ Item 4.A.2.5.4: In Process Controls, pp. 23-25 [Patheon info]

•	_Item 4.A.2.7.2: Drug Product (DP) Specifications, pp. 29-30 [Patheon info]

•	_ Item 4.A.2.8.3: DP Stability Protocol/Specifications, pp. 34-36 [Patheon info]

•	_Appendix A1: Patheon DS specifications, pp. 43-44

•	_ Appendices A2-A6: Patheon DS methods, pp. 45-69

•	_ Appendix D: Patheon packaging specifications, pp. 399-405

•	_Appendix E1: Patheon DP specifications, pp. 409-415

•	_ Appendices E2-E5: Patheon DP non-compendial methods, pp. 416-436

•	_Appendix F: Patheon DP Certificates of Analysis (CofAs), pp. 438-440

•	_Appendix H1: Patheon DP Stability Data, pp. 449-454

18-Nov-2005 Efficacy Supplement: 5-day CAP and 5-day ABS indications

•	_ Proposed FACTIVE® U.S. Prescribing Information

•	_ Item 8.G.2: 5-day CAP Integrated Summary of Efficacy, vol. 43, pp. 9-70

•	_ Item 8.G.3: 5-day ABS Integrated Summary of Efficacy, vol. 43, pp. 222-303

•	_ Item 8.H.1: 5-day CAP Integrated Summary of Safety, vol. 44, pp. 1-213

•	_ Item 8.H.2: 5-day ABS Integrated Summary of Safety, vol. 49, pp. 1-154

Factive® Tablets Canada New Drug Submission (NDS), Control No. 064521

15-Dec-1999 Original Submission

•	_ Part 2: Chemistry and Manufacturing, Certified Product Information Document (CPID), vol. 2, pp. 5, 18, 24, 27-30

•	_Part 2: Chemistry and Manufacturing, New Drug Master File – Open Part

•	Section 1.1, Names, vol. 3, pp. 31-32

•	Section 1.2, Structural Formula and Molecular Weight, vol. 3, p. 32

•	Section 1.3, Physical and Chemical Characterization, vol. 3, pp. 32-76

•	Section 1.4, Elucidation of Structure, vol. 3, pp. 76-103

•	_ Section 3.9, Container Closure System, vol. 3, p. 115

•	_ Section 7.6, Stability discussion: brief summary of qualification batches, photostability studies and supporting stability studies, vol. 3, pp. 232-233

•	_ Section 8, Development Chemistry, vol. 3, pp. 234-278

•	_ Appendix 3, TLC Method, vol. 5, pp. 69-73

Factive® Drug Substance, US Drug Master File (DMF) 14524

2002-Feb-22 Annual Update

•	_ Section 7.4.7.1, Supporting Stability Studies, 36-month data, pp. 303-329

2004-Jun-01 Annual Update

•	_ Section 7.3, Stability protocol for Iksan commercial batches and routine commercial batches, pp. 61-62

2005-Jun-29 Annual Update

•	_ Section 6.3, Batch Analysis Data, pp. 67-71

•	_ Section 6.4, Impurity Summary, pp. 72-3

•	_ Section 7, Stability Summary and Updated Iksan and Routine Commercial Batches, pp. 74-84

•	_ Appendix 4: Updated EF01, EF02, and EF03 Master Batch Records, pp. 104-292

Oscient Pharmaceuticals, Factive® Quality Assurance (QA) Files

•	_Name and address of LG Life Sciences API Manufacturing Facility

•	_Factive®, FDA US Certificate of Pharmaceutical Product (CPP), issued 20-Jan-2006

•	_ MBR-003: Patheon Line Packaging Master Batch Record

•	_ RPT-016 and RPT-189: Drug Product Methods Transfer Reports, GSK → Patheon

•	_ RPT-027: Patheon Manufacturing Process Validation Report

•	_ RPT-030: Drug Substance Methods Transfer Report, GSK → Patheon

•	_RPT-180: 2000 GSK Factive Development Report

•	_ Formulation

•	_ Physical and Chemical Characterization

•	_Factive DP additive specifications

•	*****
•	_Patheon, first pages of DP batch records

•	_ 3041945R

•	_ 3041946R

•	_ 3041947R

•	_LG Life Sciences, Certificates of Analysis (CofAs) of three API lots

•	QUB 04004

•	QUB 04005

•	QUB 04006

•	_Patheon, CofAs of three API lots
•	QUB 04004

•	QUB 04005

•	QUB 04006

•	_Additive Manufacturers, CofAs of Additives

•	*****

•	_Patheon, CofAs of Additives

•	*****

•	_Patheon, Tests to Evaluate Container-Closure System and Packaging Materials

•	_Packaging Manufacturers, CofAs of Packaging Materials

•	_Patheon, Analytical data (spectrums, chromatograms, etc.) from three DP lots

•	3041945R

•	3041946R

•	3041947R

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

SCHEDULE II

Actual Packaging-Related Manufacturing Costs Catagories

One Time Pass-Through Costs

•	Project Start-up Costs

•	Lab Qualification Testing Costs

•	Foil Lidding

Per Lot Pass-Through Costs

•	Packaging components

—PVC/PVDC

—Foil Lidding

•	Raw materials and ingredients (including labels, product inserts, and other labeling for the Products)

•	Manufacturing overhead

•	Oscient overhead reasonably allocable to regulatory compliance activities, quality assurance and quality control, supply chain management, pharmacovigilance and logistics

•	Quality control check

•	Seal testing

•	Stability Testing

•	Special Import Requirements for Pallets